UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☒                    Filed by a party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Mr. Cooper Group Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2023 PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS Mr. CooperGroup

Dear Stockholders,

On behalf of your Board of Directors, I want to invite you to attend our 2023 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 11, 2023, at 9:00 a.m., central time, at the Four Points by Sheraton – Dallas/Fort Worth Airport North, 1580 Point West Blvd., Coppell, TX 75019. Please RSVP at secretary@mrcooper.com by 5:00 p.m. central time on May 10, 2023, if you plan to attend the meeting in person. Details regarding the business to be conducted at the annual meeting are more fully described in the accompanying materials.

I would like to personally thank you for your continued investment in Mr. Cooper Group. We look forward to welcoming you to our annual meeting. Your vote is important to us – even if you do not plan to attend the meeting in person, we hope that you vote your proxy promptly, so your shares are represented.

We are furnishing proxy materials to our stockholders primarily over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of our Proxy Statement and our 2022 Form 10-K. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including our Proxy Statement, our 2022 Form 10-K and a proxy card or voting instruction form. Stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail.

Sincerely,

Jay Bray
Chairman & Chief Executive Officer

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET Visit www.proxypush.com/COOP	BY MAIL Sign, date and return the enclosed proxy card or voting instruction form.

BY TELEPHONE Call the telephone number on your proxy card or voting instruction form.	IN PERSON Attend the annual meeting in person. Please RSVP at secretary@mrcooper.com.

8950 Cypress Waters Blvd. Coppell, Texas 75019

March 30, 2023

NOTICE OF THE 2023 ANNUAL MEETING OF STOCKHOLDERS

9:00 a.m., central time, Thursday, May 11, 2023

Four Points by Sheraton – Dallas/Fort Worth Airport North 1580 Point West Blvd, Coppell, TX 75019

(1)  Election of Directors;

(2)  Advisory vote on executive compensation (Say on Pay);

(3)  Ratification of Ernst & Young LLP as independent auditors; and

(4)  Any other business that may properly come before the meeting.

Holders of our common stock at the close of business on March 13, 2023 are entitled to vote at the annual meeting.

Please complete, sign, date and return your proxy card or submit your proxy by following the instructions contained in this Proxy Statement and on your proxy card. Even if you plan on attending in person and voting, you are encouraged to submit your proxy to ensure your vote is counted if you are unable to attend. You may revoke your proxy and vote in person at the annual meeting if you choose to do so.

If you plan to attend the meeting in person, please RSVP at secretary@mrcooper.com by 5:00 p.m. central time on May 10, 2023.

By order of the Board of Directors,

Elisabeth Gormley
Vice President, Associate General Counsel & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 11, 2023: This Proxy Statement is available free of charge on the Investors section of our website (investors.mrcoopergroup.com). In addition, you may access the Proxy Statement free of charge at www.proxydocs.com/COOP, a site that does not have “cookies” that identify visitors to the site.

EXECUTIVE SUMMARY

In this proxy statement, “Mr. Cooper Group,” “Company,” “we,” “us,” or “our” refers to Mr. Cooper Group Inc. or to it and one or more of its subsidiaries. This proxy statement and the accompanying materials are being made available to Mr. Cooper Group Inc. stockholders beginning on or about March 30, 2023. This proxy statement contains information on the matters to be presented at our 2023 Annual Meeting of Stockholders to be held on May 11, 2023, to assist you in voting your shares. You should read the entire proxy statement carefully before voting. For additional information about the 2023 Annual Meeting, please see “General Information About the Annual Meeting and Voting” at the end of the proxy statement. This executive summary highlights selected information throughout this proxy statement.

2023 ANNUAL MEETING INFORMATION

DATE AND TIME	PLACE	RECORD DATE	ADMISSION

9:00 a.m., central time Thursday, May 11, 2023	Four Points by Sheraton – Dallas Fort Worth Airport North 1580 Point West Blvd. Coppell, TX 75019	March 13, 2023	Photo identification and proof of ownership as of the record date are required to attend the meeting

MATTERS TO BE VOTED ON AT OUR 2023 ANNUAL MEETING

Board Recommendation

Proposal 1:	Election of Directors	FOR each director

Proposal 2:	Advisory Vote on Executive Compensation (Say on Pay)	FOR

Proposal 3:	Ratification of the Appointment of Ernst & Young LLP as our Independent Auditors for 2023	FOR

PERFORMANCE HIGHLIGHTS

During 2022, we saw one of the biggest mortgage rate increases on record, creating a challenging environment for the industry, but we were able to leverage our balanced business model to produce exceptional operational and financial results. We achieved a book value per share of $58.57 and a tangible book value (“TBV”)(1) per share of $56.72, an increase of 29% from last year. In our Servicing segment, we grew the servicing portfolio by 23% to $870 billion in unpaid principal balance, consisting of mortgages for 4.1 million customers, and we saw servicing pretax income ramp to $1,086 million as a result of a higher portfolio balance, lower costs and prepayments. Our Originations segment funded $28 billion in volume and produced pretax income of $249 million in a rising interest rate environment. We continued to focus on strategic investments that drive shareholder value. During 2022, we sold our native cloud-based servicing application suite to Sagent for a total pretax gain of $223 million. The transaction will drive efficiencies both in terms of operating costs and the ongoing costs of maintaining and upgrading the platform, as well as allow us to shift development resources to focus on customer facing applications that are critical to driving customer delight. Additionally, we acquired RightPath Servicing, a specialty servicer that focuses on severely delinquent loans with an impressive 25-year track record. This acquisition uniquely positions us as the only major servicer with capabilities in MSR ownership, subservicing and special servicing.

COMPANY

•   Reported $923 million net income or $12.50 per diluted share

•   Generated a return on common equity of 23.3% and an operating return on tangible common equity (“ROTCE”)(1) of 5.0%

•   Grew book value per share to $58.57, an increase of 28% from a year ago

•   Grew tangible book value per share(1) to $56.72, an increase of 29% from a year ago

•   Servicing portfolio UPB ended the year at $870 billion, an increase of 23% from the prior year

•   Achieved funded volume of $28 billion

•   Achieved Great Place to Work certification for the fourth consecutive year; was named as one of the Best Workplaces in Financial Services & Insurance by Great Place to Work and Fortune; named as one of America’s Best Employers for Women by Forbes; and ranked #13 in Fortune’s Best Workplaces in Texas

•   Repurchased 5.4 million common shares for total consideration of $239 million and a weighted average price for the common shares of $44.22 per share

•   Closed Sagent transaction resulting in pretax gain of $223 million

SERVICING

•   Produced pretax income of $1,086 million and pretax operating income(1) of $278 million

•   Boarded approximately 357 billion loans, including $237 billion in subservicing

•   Provided 89,690 modifications and workouts to help keep our customers in their homes

ORIGINATIONS

•   Funded 110,342 loans totaling $28 billion

•   Produced pretax income of $249 million

•   Our direct-to-consumer channel funded $18 billion in new loans and achieved a refinance recapture rate of 77%, which is three times the industry average

•   Our correspondent channel funded $10 billion placing us in the top 15 correspondent originators as of 9/30/2022

(1)	Annex A includes a discussion and reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

COMPENSATION HIGHLIGHTS

Over the course of the past several years, the Compensation Committee, Board and management team have substantially reoriented our compensation program from a framework that was primarily cash-based and discretionary to a framework that directly aligns compensation with the achievement of well-defined financial and strategic goals and increased the equity-based portion of compensation for our CEO & Chairman and President. We believe this better aligns the interests of management with those of shareholders and provides the proper incentives for management to focus on long-term shareholder value. We will continue to evaluate modifications to our compensation program with this alignment as a primary goal.

The Compensation Committee designs our executive compensation program to align management incentives with long-term stockholder interests and reflects this philosophy by awarding a substantial majority of annual compensation in the form of variable performance-based incentives. In making its final compensation decisions for 2022, the Compensation Committee took into account (a) our financial performance, (b) growth in tangible book value, (c) growth in the Servicing portfolio, (d) total shareholder return (“TSR”), which surpassed that of our peer group, (e) successful strategic transactions, including partnering with Sagent to create the mortgage industry’s first cloud-native servicing platform and our acquisition of RightPath Servicing, (f) the development and execution of a five-year strategic plan and (g) changes in certain executive responsibilities. Company highlights included:

✓	Servicing portfolio unpaid principal balance (“UPB”) ended the year at $870 billion, an increase of 23% from the prior year and consisted of mortgages for 4.1 million customers

✓	Achieved funded volume of $28 billion

✓	Direct-to-consumer channel achieved a refinance recapture rate that is three times the industry average

✓	Increased tangible book value per share(1) by 29%, from $43.82 at year-end 2021 to $56.72 at year-end 2022

✓

In a difficult market environment, our stock outperformed every other member of our peer group. In 2022, the Company had a -3.6% TSR compared to the peer group average of -44.1% and during a year when the S&P 500 declined 18%

✓

Achieved Great Place to Work certification for the fourth consecutive year; was named as one of the Best Workplaces in Financial Services & Insurance by Great Place to Work and Fortune; named as one of America’s Best Employers for Women by Forbes; and ranked #13 in Fortune’s Best Workplaces in Texas

✓	Closed Sagent transaction, positioning Mr. Cooper to benefit from cloud-native servicing platform technology, and booked a $223 million pretax gain

✓	Acquired the RightPath special servicing unit, enhancing high-touch delinquent portfolio servicing and sub-servicing capabilities and profitability

✓

Continued to promote diversity, equity and inclusion through leadership development and process enhancements resulting in an increase of women in leadership roles from 38.1% to 40% and an increase in BIPOC representation from 35.7% to 37.6% year over year. This trend continues with our Board with female representation increasing by 8.5% and BIPOC representation increasing by 11%

(1)	Annex A includes a discussion and reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

2022 Say-On-Pay Vote and Stockholder Feedback

At our 2022 Annual Meeting of Stockholders, approximately 64% of the votes cast on the say-on-pay proposal were voted in favor of our 2021 executive compensation program.

Outreach to Shareholders

Over the last few years, we have embarked on a robust shareholder outreach program. That feedback has served as a key input to compensation design and structural upgrades implemented since 2018. In 2022, we continued to proactively meet with our shareholders to discuss executive compensation and to provide our investors with an opportunity to provide management and the Compensation Committee with feedback. Our outreach included soliciting 10 of our largest investors, representing approximately 50% of our outstanding shares. Our Compensation Committee chairman and our investor relations and corporate governance personnel met with our two largest shareholders representing approximately 26% of our outstanding shares.

What We Heard and How We are Responding

Throughout our discussions, we heard broad support for our ongoing compensation programs, and investors provided helpful guidance to help shape our compensation program. Specifically, many investors expressed a preference for a more quantitative and factor-based approach to setting executive incentive awards based on a broader range of strategic and financial metrics. As a result, in 2022, we re-designed our annual incentive plan framework to place more emphasis on quantitative performance by increasing the financial metrics scorecard weighting and adding additional financial metrics. Investors also expressed a preference for (a) using relative TSR as a performance metric versus absolute TSR and (b) eliminating the one-year vesting option which rewards annual versus long-term performance. As a result, our 2023 performance share unit program (a) eliminates the one-year vesting period and provides for a three-year cliff vest and (b) utilizes two evenly weighted key performance metrics: Tangible Book Value and Relative TSR, which is measured against companies of the S&P 1500 Financials index. Additionally, if the Company’s TSR is negative during the performance period, the relative TSR portion of the award is capped at target and can only be adjusted downward.

Based on conversations with our investors during our shareholder outreach, we believe that many of those who voted “no” in the say-on-pay vote did so primarily due to a one-time compensation action taken in 2021 in connection with severance paid to a former executive officer. Although this isolated action was not part of our regular executive compensation program, we have altered our approval and review processes to ensure we are more rigorous in considering the concerns expressed by investors when structuring severance payments in similar circumstances in the future. In addition, we received feedback from our shareholders that we can improve our disclosure of our processes and procedures to provide more transparency regarding how compensation decisions are made. We have endeavored to provide additional clarity in this CD&A and will continue to improve our disclosures in response to this investor feedback.

We are committed to maintaining an active dialogue with stockholders to understand stockholders’ perspectives on our executive compensation program and provide transparency into our practices. We plan to continue our outreach activities throughout the year and will continue to modify our compensation programs as necessary to ensure our practices are aligned with our long-term strategy and optimizing shareholder returns.

Corporate Objective and Executive Compensation

Our overall corporate objective is to deliver a fair return to stockholders that is commensurate with the risks of our business. We review our compensation programs and related governance provisions and practices to ensure our compensation programs are aligned to the interests of stockholders, provide for appropriate pay for performance alignment, contain risk mitigating features and do not promote unnecessary and excessive risk. For example, as discussed below, the strategic metrics in our annual cash incentive plan contain metrics to maintain regulatory compliance and manage risk. Our critical measure of success is TSR. Our compensation program for senior executives aligns the interests of management and stockholders in growing the value of our Company while managing risk. At the same time, we recognize the market for executive talent requires competitive remuneration. Our compensation program is designed to balance three objectives:

•	Motivate and reward management for creating and executing a strategy that drives TSR;

•	Attract, retain and motivate our executive level talent; and

•	Manage the cost of the program by aligning compensation with both Company and executive performance.

Below are some highlights of our compensation program:

What We Do	What We Don’t Do

 ✓   Align our executive pay with performance

 ✓   Annual “say on pay” advisory vote

 ✓   Set multiple challenging performance objectives

 ✓   Stock ownership guidelines for executive officers and directors

 ✓   Independent compensation consultant engaged by the Compensation Committee

 ✓   Annual review and approval of our compensation strategy

 ✓   Significant portion of executive compensation at risk based on corporate performance and TSR

 ✓   Double trigger equity acceleration default provision upon change of control

 ✓   Minimum equity award vesting periods for time-based restricted stock units

 ✓   Clawback of equity awards under specified circumstances

X   Tax gross-ups for change of control benefits

X   Permit short sales, hedging, or pledging of stock ownership positions

X   Strict benchmarking of compensation to a specific percentile of our peer group

X   Excessive perquisites

BOARD OF DIRECTORS

Proposal 1: Election of Directors

Our stockholders will be asked to consider eight nominees for election to our Board to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

The names of the nominees for director and biographical information follow. All of the nominees, with the exception of Mr. Bray, have been determined by the Board to be independent under National Association of Securities Dealers Automatic Quotations (“NASDAQ”) listing standards. Our Nominating & Corporate Governance Committee (the “NCG Committee”) has reviewed the qualifications of each of the nominees and has recommended to the Board that each nominee be submitted to a vote at the 2023 Annual Meeting.

In determining whether to nominate our directors for another term, the Board considered the factors discussed under “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” as well as each director’s qualifications as discussed below and concluded that each of the directors possess those talents, backgrounds, perspectives, attributes and skills that will enable him or her to continue to provide valuable insights to our management and play an important role in helping us achieve our goals and objectives. The age, principal occupation and certain other information for our director nominees are set forth below. It is our general policy that no director having obtained the age of 70 years will stand for re-election.

Directors are elected by a majority of the votes present in person or by proxy entitled to vote, meaning that each director nominee must receive more votes cast “for” than “against” his or her election. If an incumbent director does not receive more votes cast “for” than “against” his or her election, then the director must tender his or her resignation to the Board. In that situation, the NCG Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date the election results are certified, the Board would act on the NCG Committee’s recommendation and publicly disclose its decision and rationale behind it.

The Board believes that each of the director nominees will be able to stand for election.

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW.

DIRECTOR NOMINEES

Our Amended and Restated Certificate of Incorporation provides that the Board consist of not more than 11 directors, or such greater number as may be determined by the Board. As of the date of this proxy statement, the Board consists of eight members who are elected each year at the Annual Meeting of Stockholders to hold office until the next annual meeting. Our director nominees are:

Name	Director Since	Committees

Jay Bray	2018	—

Busy Burr	2019	Compensation

Roy Guthrie	2018	Audit & Risk (Chair)

Daniela Jorge	2022	Audit & Risk

Michael Malone (Lead Director)	2018	Nominating & Corporate Governance (Chair) Compensation

Shveta Mujumdar	2020	Nominating & Corporate Governance

Tagar Olson	2015	Compensation (Chair)

Steven Scheiwe	2012	Audit & Risk Nominating & Corporate Governance

Our Directors’ Experience, Independence, Tenure and Diversity

The following charts set forth information regarding our director nominees, illustrating the high level of experience each brings to the Board, as well as the Board’s diversity, independence and tenure:

Strategic Leadership and Management	✓	✓	✓	✓	✓	✓	✓	✓
Financial Services Industry	✓	✓	✓	✓	✓	✓	✓	✓
Accounting and Financial Literacy	✓	✓	✓	✓	✓	✓	✓	✓
Risk Management	✓		✓		✓		✓	✓
Capital Markets/Mergers & Acquisitions	✓	✓	✓		✓	✓	✓	✓
Public Company Board and Corporate Governance	✓	✓	✓		✓		✓	✓
Government Relations, Regulatory or Legal	✓		✓					✓
Human Capital Management, Talent, Diversity and Inclusion	✓			✓	✓		✓	✓
Environmental, Social and Governance Matters	✓						✓	✓
Technology and Innovation	✓	✓		✓		✓	✓	✓
Branding and Marketing	✓	✓		✓	✓

Skills Definitions

Strategic Leadership and Management: Directors bring valuable senior leadership or executive experience relating to strategy formulation, management, operations and achievement of strategic objectives
Financial Services Industry: Directors possess in-depth understanding of our industry and/or have worked in or with the financial services industry

Accounting and Financial Literacy: Directors understand public company accounting and financial reporting, auditing process and standards, internal controls and/or preparation, audit, and evaluation of financial statements comparable in complexity to ours

Risk Management: Directors have experience with overseeing material risks and understanding risk evaluation, mitigation framework and risk management policies and procedures

Capital Markets/Mergers & Acquisitions: Directors understand the essential role that transactional activity, M&A and capital markets and financing plays in the Company’s business and growth strategy

Public Company Board and Corporate Governance: Directors possess experience serving on the public company boards and, knowledge of public company corporate governance issues, regulatory concerns and policies and governance best practices

Government Relations, Regulatory or Legal: Directors have experience with regulated businesses, regulatory requirements, relationships with regulators, managing governmental and regulatory affairs and/or interacting with regulators and members of government

Human Capital Management, Talent, Diversity and Inclusion: Directors have experience in senior executive acquisition, development, retention, succession planning and compensation matters and obtaining and retaining the most qualified and satisfied employees with diverse skills and backgrounds

Environmental, Social and Governance Matters: Directors possess experience in the evaluation of environmental impact, corporate social responsibility initiatives, sustainability, corporate culture and diversity and inclusion

Technology and Innovation: Directors have experience in (a) developing, investing in and adoption of new technologies and ideas and/or (b) innovation systems, including but not limited to research & development and technology acquisition processes and methods of monetizing acquired technologies or intellectual property rights and evaluation of innovation system effectiveness

Branding and Marketing: Directors bring experience in brand development, marketing and sales

Diversity

Total Number of Directors		8
	Female	Male	Non- Binary

Part I: Gender Identity				Did Not Disclose Gender

Directors	3	5	0	0

Part II: Demographic Background

African American or Black	0	0	–	–

Alaskan Native or Native American	0	0	–	–

Asian	1	0	–	–

Hispanic or Latinx	1	0	–	–

Native Hawaiian or Pacific Islander	0	0	–	–

White	1	5	–	–

Two or More Races or Ethnicities	0	0	–	–

LGBTQ+	1	0	–	–

Did Not Disclose Demographic Background	0	0	–	–

Biographical Information of Our Directors

Set forth below is detailed biographical information for each of the nominees for director and the qualifications and skills demonstrated by each director’s experience.

Jay Bray Director Since: 2018 (Chair) Age: 56 Committees: None

Mr. Bray has more than 30 years of experience in the mortgage servicing and originations industry, and played a critical role in leading the servicing market shift to non-banks following the financial crisis and led the growth of our portfolio from a start of $21 billion UPB in 2008 to more than $870 billion today, making us the largest nonbank servicer. Mr. Bray’s in-depth experience and understanding of financial services and Mr. Cooper’s business and operations qualify him to serve as a Mr. Cooper Group director.

Professional Experience

•  Chief Executive Officer of the Company since July 2018

o   Company’s President from July 2018 to June 2021

o   Nationstar’s

◾  Director since 2012 & CEO since February 2012

◾  President from June 2015 to June 2021

◾  EVP & Chief Financial Officer from May 2011 to February 2012

o   Nationstar’s wholly-owned subsidiary, Nationstar Mortgage LLC’s

◾  Chief Executive Officer & Manager since October 2011

◾  President from July 2011 to June 2021

◾  Chief Financial Officer from May 2000 until September 2012

o   Executive Chairman of Xome Holdings LLC since September 2015

•  Various leadership roles at Bank of America and predecessor entities from 1994 to 2000

•  Various roles at Arthur Andersen from 1988 to 1994

•  In addition to public company Boards noted below, serves on the Boards of:

o   Swell Financial, Inc., a privately-held financial technology company, since February 2022

o   Dallas Area Habitat for Humanity since March 2022

Other Public Company Directorships
• Current o Elevate Credit, Inc.
• Past Five Years o Nationstar
Skills, Experiences and Attributes
Strategic Leadership and Management

Financial Services Industry

Accounting and Financial Literacy

Risk Management

Capital Markets/Mergers & Acquisitions

Public Company Board and Corporate Governance

Government Relations, Regulatory or Legal

Human Capital Management, Talent, Diversity and Inclusion

Environmental, Social and Governance Matters

Technology and Innovation

Branding and Marketing

Busy Burr Independent Director Since: 2019 Age: 61 Committee: • Compensation

Ms. Burr is a C-level, cross-industry, marketing, innovation, and strategy leader with a career driving customer-centric growth strategy from Fortune 100 global enterprises to high growth start-ups. She has successes in financial services, technology and retail with depth in business development, branding, innovation, digital technology, and communications. Ms. Burr is a recognized expert in and frequent speaker on driving innovative growth in large corporations through customer-focused strategy and disciplined execution. All of which qualify her to serve as a Mr. Cooper Group Director.

Professional Experience

•  Interim Chief Executive Officer of Rite Aid Corporation since January 2023

•  President & Chief Commercial Officer of Carrot, Inc., a venture-backed digital health company, from November 2019 to August 2021

•  Chief Innovation Officer & Vice President, Healthcare Trend at Humana, Inc., a for-profit health insurance company, from March 2015 to September 2018

o   founded Humana Health Ventures, the venture capital investing practice

•  Managing Director of Citi Ventures and Global Head of Business Incubation of Citigroup, Inc. from January 2011 to January 2015

•  Entrepreneur-in-Residence at eBay, Inc. from January 2010 to January 2011

•  Various senior-leadership roles at:

o   Credit Suisse Group AG (formerly Credit Suisse First Boston)

o   Homestead Technologies Inc.

o   Gap Inc.

•  Investment Banker for Morgan Stanley

•  In addition to the public company Boards of Directors noted below, serves on the Board of Directors of Satellite Healthcare Inc., a not-for-profit provider of kidney dialysis services, since December 2018

•  Previously served as an investor in, and board observer of:

o   Omada Health, Inc.

o   Aspire Health, Inc.

o   Livongo Health, Inc.

Other Public Company Directorships
• Current o Rite Aid Corporation o SVB Financial Group
• Past Five Years o None
Skills, Experiences and Attributes

Strategic Leadership and Management

Financial Services Industry

Accounting and Financial Literacy

Capital Markets/Mergers & Acquisitions

Public Company Board and Corporate Governance

Technology and Innovation

Branding and Marketing

Roy Guthrie Independent Director Since: 2018 Age: 69 Committee: • Audit & Risk (Chair)	Mr. Guthrie’s valuable expertise in financial services as well as extensive experience as an executive officer and director of public companies qualify him to serve as a Mr. Cooper Group director.
Professional Experience

•  Chairman of the Executive Committee of Renovate America, Inc. (a privately-held corporation), which provides an energy efficiency and renewable energy home improvement financing platform, since September 2018

o   Served as Chief Executive Officer from October 2017 to September 2018

•  Independent Lead Director:

o   Nationstar from July 2017 to July 2018

o   Mr. Cooper from July 2018 to March 2021

•  Executive Vice President of Discover Financial Services, a direct banking and payment services company, from 2005 to 2012

o   Served as Chief Financial Officer from 2005 to 2011

o   Served as Treasurer from 2009 to 2010

•  President & Chief Executive Officer of CitiFinancial International, LTD, a consumer finance business of Citigroup Inc., from 2000 to 2004

o   Served on Management Committee

•  Chief Financial Officer of Associates First Capital Corporation from 1996 to 2000, while a public company

o   Served as a member of its Board of Directors from 1998 to 2000

Other Public Company Directorships
• Current o OneMain Holdings, Inc. o Synchrony Financial
• Past Five Years o Cascade Acquisition Corp. o Lifelock, Inc. o Nationstar
Skills, Experiences and Attributes

Strategic Leadership and Management

Financial Services Industry

Accounting and Financial Literacy

Risk Management

Capital Markets/Mergers & Acquisitions

Public Company Board and Corporate Governance

Government Relations, Regulatory or Legal

Human Capital Management, Talent, Diversity and Inclusion

Daniela Jorge Independent Director Since: 2022 Age: 51 Committee: • Audit & Risk

Ms. Jorge is a consumer technology executive with experience leading product design at recognizable Fin-tech brands. She is an expert at deepening the customer experience through emerging technologies, and is noted for her customer-centricity and cross-functional leadership. Ms. Jorge is a transformational leader with success unlocking the business value of design to fuel profitable growth. She has deep expertise in customer success and using data to enhance customer relationships and broaden product offerings. All of which qualify her to serve as a Mr. Cooper Group Director.

Professional Experience

•  Chief Design Officer at PayPal, a leading financial technology company and online payments system, since November 2020

o   Previously served as Vice President of Design and Research from April 2016 to November 2020

•  Vice President of Digital Design and User Experience at AT&T Inc. from April 2014 to April 2016

•  Various senior leadership roles at:

o   eBay Inc.

o   Intuit Inc.

o   Yahoo!

o   Kaiser Permanente

o   Kodak

•  Serves on the Board of Directors of BayBrazil, a non-profit technology community

•  Serves as a board advisor at Loft Brasil, Tecnologia LTDA, a privately-held Brazilian real estate technology company

Other Public Company Directorships
• Current o None
• Past Five Years o None
Skills, Experiences and Attributes
Strategic Leadership and Management
Financial Services Industry
Accounting and Financial Literacy
Human Capital Management, Talent, Diversity and Inclusion
Technology and Innovation
Branding and Marketing

Michael Malone Independent Director Since: 2018 (Independent Lead Director) Age: 69 Committee: • NCG (Chair) • Compensation	Mr. Malone’s extensive experience in financial services and real estate and service on other public companies’ boards qualify him to serve as a Mr. Cooper Group director.
Professional Experience

•  Former Managing Director of Fortress Investment Group LLC, a global investment management group, from February 2008 until February 2012

o   Led Charlotte, North Carolina office

o   Responsible for the business of the capital formation group in the southeast and southwest regions of the United States

•  Retired from Bank of America in November 2007, after nearly 24 years of service as Senior Executive Banker and Managing Director

o   Worked in and ran a number of investment banking businesses for the bank and its subsidiary, Banc of America Securities LLC, including real estate, gaming, lodging, leisure and the financial sponsors businesses

Other Public Company Directorships
• Current o Walker & Dunlop, Inc.
• Past Five Years o Nationstar o New Senior Investment Group
Skills, Experiences and Attributes

Strategic Leadership and Management
Financial Services Industry
Accounting and Financial Literacy
Risk Management
Human Capital Management, Talent, Diversity and Inclusion
Capital Markets/Mergers & Acquisitions
Public Company Board and Corporate Governance
Branding and Marketing

Shveta Mujumdar Independent Director Since: 2020 Age: 44 Committee: • NCG

Ms. Mujumdar has extensive strategy, mergers & acquisitions, and operational experience. Her career has spanned multiple industries including financial services, education, and technology, specifically software and consumer internet. She is a transformational leader, and her financial acumen has helped her to scale businesses through strategy and mergers & acquisitions. She has experience in driving a customer obsessed product innovation-oriented culture. All of which qualify her to serve as a Mr. Cooper Group Director.

Professional Experience

•  Senior Vice President, Corporate Development for Intuit, Inc., a business and financial software company, since February 2022

•  Head of Corporate Development for Block, Inc. (formerly Square, Inc.), a financial services and digital payments company from November 2021 to February 2022

•  Vice President, Corporate Development for Intuit, Inc. from September 2016 to November 2021

•  Vice President, Corporate Development for Lynda.com from February 2013 until its acquisition by LinkedIn in May 2015

o   Continued as a consultant for LinkedIn until August 2015

•  Various senior-leadership roles at:

o   QuinStreet

o   LiveNation/Ticketmaster

o   Goldman Sachs Group

o   Deloitte

•  Member of the Board of Trustees for Whittier College, a four-year liberal arts college in Southern California

Other Public Company Directorships
• Current o None
• Past Five Years o None
Skills, Experiences and Attributes
Strategic Leadership and Management
Financial Services Industry
Accounting and Financial Literacy
Capital Markets/Mergers & Acquisitions
Technology and Innovation

Tagar Olson Independent Director Since: 2015 Age: 45 Committee: • Compensation (Chair)

Mr. Olson’s extensive experience in corporate financings, mergers, acquisitions, investments and strategic transactions, his relationships in the investment banking and private equity industries and his experience in identifying potential merger and acquisition candidates qualify him to serve as a Mr. Cooper Group director.

Professional Experience

•  Founder of Integrum Holdings LP, an investment firm focused on partnering with technology-enabled services companies, since 2021

o   Management Committee member

o   Investment Committee chair

•  Partner at KKR from 2002 to December 2019

o   Served as head of financial services and hospitality and leisure industry teams

o   Served as member of:

◾  Investment Committee (America’s Private Equity platform)

◾  Portfolio Management Committee (America’s Private Equity platform)

◾  Global Investment, Markets and Distribution Committee

o   Played significant role in many other financial services sector investments

•  Previous role at Evercore Partners Inc.

•  Co-founder of the DHPS Foundation, a charitable organization dedicated to the research and treatment of rare genetic diseases

•  Serves on the boards of directors of a number of privately-held companies

Other Public Company Directorships
• Current o None
• Past Five Years o First Data Corporation (now known as Fiserv, Inc.)
Skills, Experiences and Attributes
Strategic Leadership and Management
Financial Services Industry
Accounting and Financial Literacy
Risk Management
Capital Markets/Mergers & Acquisitions
Public Company Board and Corporate Governance
Human Capital Management, Talent, Diversity and Inclusion
Environmental, Social and Governance Matters
Technology and Innovation

Steve Scheiwe Independent Director Since: 2012 Age: 62 Committees: • Audit & Risk • NCG

Mr. Scheiwe’s high level of financial literacy, broad experience serving as a board member of public and private companies, his experience in mergers, acquisitions and financing, his legal acumen and his experience serving on audit committees qualify him to serve as a Mr. Cooper Group director.

Professional Experience

•  President of Ontrac Advisors, Inc., a privately-held company which offers analysis and management services to private equity groups, privately held companies and funds managing distressed corporate debt issues, since 2001

•  In addition to the public company Boards of Directors noted below, he serves on the Board of Directors of Penn Treaty American Corporation, a privately-held company operating through three insurance company subsidiaries, since August 2022

•  Previously served on the boards of directors of several other public and privately-held companies in the last ten years

Other Public Company Directorships
• Current o Atlas Financial Holdings, Inc. o F45 Training Holdings Inc.
• Past Five Years o Alimco Financial Corporation o Verso Corporation

Skills, Experiences and Attributes
Strategic Leadership and Management
Financial Services Industry
Accounting and Financial Literacy
Risk Management
Capital Markets/Mergers & Acquisitions
Public Company Board and Corporate Governance
Government Relations, Regulatory or Legal
Human Capital Management, Talent, Diversity and Inclusion
Environmental, Social and Governance Matters
Technology and Innovation

CORPORATE GOVERNANCE

We believe that good corporate governance promotes the long-term interests of our stockholders, strengthens our Board and management accountability and leads to better business performance. We are committed to maintaining strong corporate governance practices and will continually evaluate these practices. Additionally, we value our stockholders’ continued interest and feedback and are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders on a variety of topics, as well as to understand stockholders’ perspectives on our executive compensation program, our decision-making processes, our disclosure and recent trends and events. This outreach program ensures that our Board considers the issues that matter most to our stockholders so we can address them effectively. Below are some highlights of our corporate governance practices.

Unclassified Board	Stockholder Right to Call Special Meetings and Act by Written Consent of Majority

Majority Independent Director Nominees	Year-Round Stockholder Engagement Process

Independent Lead Director	Board Risk Oversight

Majority Voting for Directors with Resignation Policy	Stock Ownership Guidelines for Officers and Directors

Director Attendance at >75% Of Meetings	Executive Succession Planning Process

100% Board Attendance at 2022 Annual Meeting	Anti-Hedging/Pledging Policy

Independent Directors Meet without Management Present	Annual Review of Committee Charters and Governance Guidelines

Annual Say-on-Pay Vote	Annual Board and Committee Evaluations

CEO Evaluation Process	Demonstrated Board Refreshment

Board Continuing Education Program	Office of Diversity and Inclusion

Code of Conduct for Directors, Officers and Employees	Appointed Diverse Directors in 2019, 2020 & 2022

Key Areas of Board Oversight

Our Board is responsible for, and committed to, the oversight of the business and affairs of our Company. In carrying out this responsibility, our Board advises our senior management to help drive success for us and for long-term value creation for our stockholders. Our Board discusses and receives regular updates on a wide variety of matters affecting us. Our Board met 15 times in 2022.

Governing Documents

The following primary documents make up our corporate governance framework:

•	Corporate Governance Guidelines

•	Audit & Risk Committee Charter

•	Compensation Committee Charter

•	Nominating & Corporate Governance Committee Charter

•	Code of Business Conduct and Ethics

•	Code of Ethics for our CEO and Senior Financial Officers

These documents are accessible on our website at www.mrcoopergroup.com by clicking on “Corporate Governance” under the “Investors” tab. You may also obtain a free copy of any of these documents by sending a written request to Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. Any substantive amendment to or grant of a waiver from a provision of our codes of ethics requiring disclosure under applicable Securities and Exchange Commission (“SEC”) or NASDAQ rules will be posted on our website.

Corporate Governance Guidelines

This document sets forth the Company’s primary principles and policies regarding corporate governance. The Corporate Governance Guidelines are reviewed from time to time as deemed appropriate by the Board. The matters covered by the Corporate Governance Guidelines include the following:

Board Leadership	Board and Committee Compensation

Size of the Board	Board Self-Evaluation

Board Membership Criteria	Strategic Direction of the Company

Other Public Company Directorships	Board Access to Management

Independence of Directors	Attendance of Management at Board Meetings

Ethics and Code of Conduct	Director Interaction with Outside Constituencies

Conflicts of Interest	Confidentiality

Director’s Change of Job Responsibility	Board Orientation and Continuing Education

Director Retirement Age and Tenure	Director Attendance at Annual Meetings of Stockholders

Director Resignations	Succession Planning

Executive Sessions for Non-Management and Independent Directors	Leadership Development, including Evaluation of the Chief Executive Officer

Board’s Role in Risk Oversight

Senior management has the responsibility to develop and implement our strategic plans and to identify, evaluate, manage and mitigate the risks inherent in those plans. It is the responsibility of the Board to understand and oversee our strategic plans, the associated risks and the steps that our Chief Risk & Compliance Officer and senior management are taking to manage and mitigate those risks. The Board takes an active approach to its role in overseeing the development and execution of our business strategies as well as its risk oversight role. This approach is bolstered by the Board’s leadership and committee structure, which ensures proper consideration and evaluation of potential enterprise risks by the full Board. In addition to receiving information from its committees, the Board also receives updates directly from Mr. Bray, who due to his position as both Chairman of the Board and Chief Executive Officer of the Company, effectively communicates with other members of management and updates the Board on important aspects of our operations. As part of its strategic risk management oversight, the full Board conducts several reviews throughout the year to ensure that our strategy and risk management is appropriate and prudent, including:

•	A comprehensive annual review of our overall strategic plan with updates throughout the year.

•	Direct discussions with our Chairman and Chief Executive Officer in executive sessions held at our Board meetings about the state of the business.

•	Reviews of the strategic plans and results for our business segments, including the risks associated with these strategic plans, at Board meetings during the year.

•

Reviews of other strategic focus areas for the Company, such as innovation, information technology, ESG initiatives, cybersecurity and organizational management. The Board also has overall responsibility for leadership succession for our most senior officers and reviews succession plans on an ongoing basis.

•

Annual review of the conclusions and recommendations generated by management’s enterprise risk management process. This process involves a cross-functional group of the Company’s senior management and the Internal Audit team who identify on a continual basis current and future potential risks facing the Company and provide direction on actions to appropriately manage and mitigate those potential risks. In conjunction with our enterprise risk management process, management also analyzes emerging cybersecurity threats and data privacy laws, as well as our plans and strategies to address them.

The Board has delegated certain risk management oversight responsibilities to specific Board committees, each of which reports regularly to the full Board as follows:

Further, the Audit & Risk Committee has engaged certain third-party consultants to review and assess our compliance and risk management structure, programs and practices, including our enterprise-wide compliance risk management system.

Criteria and Procedures for Selection of Director Nominees and Board Diversity

Although the Board retains ultimate responsibility for nominating members for election to the Board, the NCG Committee conducts the initial screening and evaluation process. As provided in our Corporate Governance Guidelines, director nominees, including those directors eligible to stand for re-election, are selected based upon requirements of applicable laws and NASDAQ listing standards and among other things, the following factors:

Strength of Character	Business Experience and Areas of Expertise	Judgment	Composition of the Board	Principles of Diversity	Time Availability and Dedication	Conflicts of Interest

Although we do not have a formal policy on diversity, the NCG Committee appreciates the benefits that diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills, can bring to a board of directors and considers diversity in recruitment and nominations of directors. In the past four years, the Board appointed three female directors, representing 38% of our total Board members, who also have diverse demographic backgrounds and business experiences, which reflects the importance of diversity to the Board.

In conducting the screening and evaluation of potential director nominees, the NCG Committee considers candidates recommended by directors and our management, as well as recommendations from our stockholders. In 2021, the NCG Committee engaged a third-party search firm to assist with identifying candidates for a vacant board position, who subsequently identified and recommended Ms. Jorge to the NCG Committee. Upon recommendation of the NCG Committee, the Board appointed Ms. Jorge to our Board in February 2022. To recommend a candidate for election to the Board, a stockholder must submit the information required by our Bylaws, including, among other things, the following information, to Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary, generally not less than 90 days nor more than 120 days in advance of the one-year anniversary of the date on which our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders:

•	the name, age, business and residence address and the principal occupation and employment of the nominee;

•	a completed written questionnaire regarding the background and qualification of the nominee;

•	the nominee’s consent to being named in the proxy statement as a nominee and all information that would be required to be disclosed in a proxy statement or other filings about the nominee;

•

a written representation and agreement regarding voting arrangements that have not been disclosed; compliance with applicable laws; intention to serve a full term if elected and that the nominee will provide true, correct and non-misleading information in all material respects; and

•	a description of all monetary arrangements during the past three years and any other material relationships between the nominee and a stockholder.

In considering candidates recommended by stockholders, the NCG Committee will take into consideration the needs of the Board and the qualifications of the candidate.

Board Leadership Structure

We have a strong and active Board composed predominantly of independent directors who understand our business and who work closely with our Chairman & Chief Executive Officer and other members of senior management. The Board has no fixed policy on whether to have an independent chairman. Currently, Jay Bray, our Chief Executive Officer, serves as Chairman of the Board. Our Board has determined that, at this time, this current structure, with a combined Chairman & Chief Executive Officer role and an independent lead director, is in the best interests of the Company and its stockholders. The Board believes the combined role of Chairman of the Board & Chief Executive Officer promotes unified leadership and execution of our strategic plan, facilitates information flow between management and the Board and enables Mr. Cooper Group to benefit from Mr. Bray’s significant institutional and industry knowledge and experience. This combined role is both supplemented and enhanced by the effective oversight and independence of our Board and the leadership provided by our independent lead director. Our Board has appointed Michael Malone to serve as independent lead director.

The independent lead director has broad responsibility and has authority to:

•	serve as chair during executive sessions of the Board;

•	call meetings of the independent directors when necessary;

•	preside at meetings of the Board when the Chairman is not present;

•	act as liaison between the Chairman & Chief Executive Officer and the Board;

•	manage intra-board relationships;

•	set meeting agendas; and

•	if requested by major stockholders, ensure that he is available for consultation and direct communication.

In general, our independent lead director serves as the liaison between our Chairman and our independent directors. He is available to consult with our Chairman about the concerns of the Board and is available to consult with senior management regarding their concerns. Having an independent lead director fosters a Board culture of open discussion and deliberation, with a thoughtful evaluation of risk, to support sound decision-making. It encourages communication among the directors, and between management and the Board, to facilitate productive working relationships. Working with our Chairman and other Board members, our independent lead director also ensures there is an appropriate balance and focus among key Board responsibilities such as strategy development, review of operations, risk oversight and management succession planning. The Board believes it is important to maintain flexibility with the Board’s leadership structure. The Board will continue to regularly review its leadership structure and exercise its discretion in recommending an appropriate and effective framework to assure effective governance and accountability, taking into consideration the needs of the Board and the Company.

Independent Directors

We recognize the importance of having an independent Board that is accountable to Mr. Cooper Group and its stockholders. Accordingly, our Corporate Governance Guidelines provide that a majority of our directors shall be independent in accordance with NASDAQ listing standards. Currently, nearly 90% of our Board is independent.

Board, Committee and Annual Meeting Attendance

The Board held 15 meetings during 2022. Each director attended at least 75% of the total number of meetings of the Board and committees held during the period he or she served. Directors are invited and encouraged but are not required to attend our annual meeting of stockholders. In 2022, all of our directors attended our annual meeting of stockholders.

Presiding Non-Management Director and Executive Sessions

Our non-management and independent directors meet in executive session without management at least twice per year. Our independent lead director presides at each executive session.

Committees of the Board

The Board currently has three principal standing committees – Audit & Risk, Compensation and NCG. The Board, upon recommendation from the NCG Committee, reviews committee assignments and determines whether rotation of committee members and committee chairs is appropriate to introduce fresh perspectives and to broaden and diversify the views and experiences represented on the committees. The Board has determined that each member of these committees is “independent,” as defined under NASDAQ’s listing standards and for the purpose of the committees upon which such directors serve.

Nominating & Corporate Governance Committee

Michael Malone, Chair

The current members of the NCG Committee are Michael Malone, Shveta Mujumdar and Steven Scheiwe. Each member of our NCG Committee is independent, as defined under NASDAQ’s listing standards. The NCG Committee met twice in 2022.

The NCG Committee’s purpose is to:

•	assist the Board in identifying individuals qualified to serve as members of the Board and its committees;

•	develop and recommend to the Board a set of corporate governance guidelines for the Company;

•	oversee the evaluation of the Board and its committees;

•	review, approve or ratify related-party transactions and other matters which may pose conflicts of interest; and

•	otherwise taking a leadership role in shaping our corporate governance.

A copy of the NCG Committee Charter is available on our website. For more information about the process for identifying and evaluating nominees for director, see the “Corporate Governance – Criteria and Procedures for Selection of Director Nominees” section above.

Audit & Risk Committee

Roy Guthrie, Chair

The current members of the Audit & Risk Committee are Roy Guthrie, Daniela Jorge and Steven Scheiwe. The Board has determined that (a) each is “independent”; (b) each is financially literate; and (c) Mr. Guthrie is an “audit committee financial expert,” as these terms are defined by the Securities Exchange Act of 1934 (the “Exchange Act”) and NASDAQ. The Audit & Risk Committee met five times in 2022.

The Audit & Risk Committee’s purpose is to assist the Board in its oversight of:

•	our accounting and financial reporting processes and the audits of our financial statements;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	our internal audit function and the performance of our internal accounting and financial controls;

•	risk management, including information security and cyber risks; and

•	our compliance with legal, ethics and regulatory requirements.

A copy of the Audit & Risk Committee’s Charter is available on our website.

Compensation Committee

Tagar Olson, Chair

The current members of the Compensation Committee are Tagar Olson, Busy Burr and Michael Malone. Each member of our Compensation Committee is independent, as defined under NASDAQ’s listing standards. All directors are also “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act. The Compensation Committee met seven times in 2022.

The Compensation Committee’s purpose is to:

•	discharge the Board’s responsibilities relating to the compensation of our Chairman & Chief Executive Officer and other executive officers;

•	oversee our compensation policies and programs for our executive officers and directors of the Board;

•	review and discuss with management our compensation discussion and analysis to be included in our annual proxy statement and annual report filed with the SEC; and

•	prepare the Compensation Committee Report as required by the rules of the SEC.

A copy of the Compensation Committee Charter is available on our website. For additional information regarding the Compensation Committee’s processes and procedures for consideration of director compensation and executive compensation see “Director Compensation” and “Compensation Discussion and Analysis,” respectively.

Incentive Awards Committee

The Compensation Committee has delegated to the Incentive Awards Committee, which consists of Jay Bray, our Chairman & Chief Executive Officer, the authority to make certain awards under our incentive compensation plan to our employees who are not executive officers.

Compensation Advisor

The Compensation Committee has the authority, in its sole discretion, to retain and terminate compensation advisors, including approval of the terms and fees of any such arrangement. In March 2022, the Compensation Committee retained Korn Ferry (US) (“Korn Ferry”) to serve as the Compensation Committee’s independent compensation advisor. Total fees paid to Korn Ferry by the Company for Executive and Director Compensation consulting services were approximately $150,000. During 2022, the Company retained Korn Ferry to provide (a) executive search services and (b) executive compensation consulting support for Company’s management, totaling $416,000 in fees. The Compensation Committee is aware that the Company uses Korn Ferry for these services, but it does not specifically approve the services. Total fees paid in 2022 to Korn Ferry by the Company for all services were approximately $566,000, which was less than 0.01% of the total revenues of Korn Ferry during that period. Additionally, based on (a) standards promulgated by the SEC and NASDAQ to assess compensation advisor independence, which are identified in the Compensation Committee’s Charter and (b) the analysis conducted by Korn Ferry in its independence review, the Compensation Committee concluded that Korn Ferry is an independent advisor to Mr. Cooper Group and that the work performed by Korn Ferry did not raise any conflicts of interest. For more information on the compensation advisor, see “Role of Compensation Advisor” in the “Compensation Discussion and Analysis” section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

There is not, nor was there during 2022, any compensation committee interlock or insider participation on the Compensation Committee.

Board and Committee Evaluations

Our Board is committed to continuous improvement and recognizes the importance of a robust evaluation process to enhance board performance and effectiveness. Our NCG Committee oversees the annual performance evaluation of the Board and ensures that each of the Board’s committees conducts an annual self-evaluation. In general, covered areas include Board alignment, governance, strategy, culture, composition, information received, meetings and leadership. In 2022, the NCG Committee engaged a third-party provider to administer online assessment questionnaires for the Board and its committees. After completing the questionnaire, the Board and its committees received a full report with tailored analyses, summarized assessment results, including areas of concern for discussion, highlights of effective practices and recommendations for ongoing development. The Board and its committees met to discuss the results.

2022 Evaluations: A Multi-Step Process:

Communications with the Board

Any Mr. Cooper Group stockholder or other interested party who wishes to communicate with the Board or any of its members, including our independent lead director, may do so by writing to: Board of Directors (or one or more named directors) c/o Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as annual report requests, business solicitations, advertisements and job inquiries. Any communication that is screened as described above will be made available to any director upon his or her request.

Communications with the Audit & Risk Committee

Complaints and concerns relating to our accounting, financial reporting, internal accounting controls or auditing matters (together, “Accounting Matters”) should be communicated to the Audit & Risk Committee of the Board. Any such communications may be made on an anonymous basis. Employee concerns or complaints may be reported to the Audit & Risk Committee through a third-party vendor, The Network, Inc., which has been retained by the Audit & Risk Committee for this purpose. The Network, Inc. may be contacted toll-free at 866-919-3222 or via NAVEX Global’s website at www.mrcooper.ethicspoint.com. Outside parties, including stockholders, may bring issues regarding Accounting Matters to the attention of the Audit & Risk Committee by writing to: Audit & Risk Committee c/o Executive Vice President & Chief Legal Officer, Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019.

All complaints and concerns will be reviewed under the direction of the Audit & Risk Committee and oversight by the Chief Legal Officer and other appropriate persons as determined by the Audit & Risk Committee. The Chief Legal Officer reports to the Audit & Risk Committee on such communications.

Stockholder Engagement

We believe that effective corporate governance includes regular, active dialogue with analysts, investors in our equity and senior notes, and other market participants, and we consider their feedback on our executive compensation program as well as the Company’s strategy, financial results and disclosures, and industry and market trends. Stockholder dialogue is a year-round practice through our investor relations team. We are working to further improve our engagement by increasing our participation in investor conferences and non-deal roadshows, revising selected disclosures to increase clarity, and improving the consistency and effectiveness of our communications.

During 2022, we had over 346 separate meetings and calls with equity investors and analysts, in addition to participation in earnings conference calls. Feedback that we received from stockholders was taken into account in the design of our executive compensation program, as further discussed in the Compensation Discussion and Analysis section of this proxy statement. We are committed to maintaining an active dialogue with stockholders to understand stockholders’ perspectives on our executive compensation program, and we plan to continue this dialogue. Stockholders are always welcome to communicate their views as described under “Communications with the Board” in this proxy statement.

Director Compensation

The Compensation Committee reviews and recommends to our Board the form and level of director compensation and seeks outside advice from its compensation advisor on market practices when changes are contemplated. The independent director fees are payable in semi-annual installments in arrears, based on the following framework:

Cash Retainer	Lead Director	Audit & Risk Committee Chair	Compensation Committee Chair	NCG Committee Chair	Audit & Risk Committee Member	Compensation Committee Member	NCG Committee Member	Annual Equity Award

$125,000	$85,000	$85,000	$60,000	$45,000	$35,000	$25,000	$20,000	$110,000

Our Directors had the following responsibilities in 2022:

Name	Lead Independent Director	Audit & Risk Committee	Compensation Committee	NCG Committee

Busy Burr			M

Roy Guthrie		C

Daniela Jorge

Michael Malone	X	M	M	C

Shveta Mujumdar				M

Tagar Olson			C

Steven Scheiwe		M		M
(X denotes Lead Independent Director; C = Committee Chair; M = Committee Member)

All of our independent directors will receive a grant of $110,000 of restricted stock units on the date of our 2023 annual stockholders meeting, which vest the earlier of (a) one year or (b) the date of our 2024 annual stockholders meeting.

The independent directors have the option to defer the date that some or all vested restricted stock units are converted into shares of common stock and delivered to the director. Our 2019 Omnibus Incentive Plan (“Omnibus Incentive Plan”) places an aggregate yearly limit of $750,000 for the value of awards that can be granted together with cash fees paid to our non-employee directors.

The following table sets forth certain information regarding the compensation paid in 2022 to our independent directors.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)

Busy Burr	150,000	110,000	260,000

Roy Guthrie	210,000	110,000	320,000

Daniela Jorge	89,898	137,500	227,398

Michael Malone	315,000	110,000	425,000

Shveta Mujumdar	145,000	110,000	255,000

Tagar Olson	185,000	110,000	295,000

Steven Scheiwe	180,000	110,000	290,000

(1)	Represents fees actually paid in 2022.

(2)

Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods of restricted stock units granted to each of the independent directors. The aggregate number of stock awards outstanding at December 31, 2022 for our directors can be found in the “Security Ownership of Certain Beneficial Owners” section below.

Fees to independent directors may be made by issuance of Mr. Cooper Group common stock, based on the value of common stock at the date of grant, rather than in cash, provided that any such issuance does not prevent a director from being independent and the shares are granted pursuant to a stockholder approved plan. Directors who are also our employees receive no additional compensation for their services on the Board. All members of the Board are reimbursed for reasonable costs and expenses related to attending Board or committee meetings or other meetings with management and for expenses related to director education programs.

Director Stock Ownership Guidelines

Our stock ownership guidelines provide that non-employee directors are expected to accumulate, within five years of their election to the Board, shares of Mr. Cooper Group stock equal in value to at least five times the amount of their annual cash retainer. Shares counted toward these guidelines include any shares held by the director directly or indirectly, including deferred vested awards and unvested restricted stock units. Our Board established this particular level of stock ownership for our non-employee directors to have the interests of our non-employee directors aligned with the investment interests of our stockholders.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”)

Environmental Practice

We are committed to conducting operations and activities in a manner that provides and maintains safe and healthful working conditions, protects the environment and conserves natural resources. We maintain practices so that our operations are managed and operated in compliance with applicable laws and regulations. As part of our green initiatives, we promote environment-friendly solutions within our buildings, including a recycling program and a reduction in paper products. Our corporate headquarters building is Energy Star Certified and Leadership in Energy and Environmental Design (LEED) Certified by the United States Green Building Council (USGBC). In 2020, as a response to the COVID-19 pandemic, we shifted more than 95% of our team to remote work allowing us to consolidate the space utilized by essential workers in our office buildings by 305,700 square feet. This reduction in utilized square footage resulted in lower total energy use in our office buildings and significantly decreased the amount of paper printing, which has continued through 2022. In 2022, our team members officially transitioned to a home-centric model of work that continues to encourage the routine use of technology for meetings and presentations as opposed to printing paper handouts and reduces the environmental impacts associated with daily employee commuting.

For our customers, we actively encourage electronic communications including campaigns tied to non-profit group donations as customers chose to go “paperless.” In 2022, we continued our tradition of organizing a paperless campaign for customers and partnered with Arbor Day Foundation to plant a tree for every customer who went paperless, ultimately resulting in more than 100,000 trees planted. Our efforts to encourage digital communication have resulted in year-over-year increases in both customers who have a registered digital account with us (86%, up from 83% at the end of 2021) and customers who have signed up for paperless communications (55%, up from 49% at the end of 2021).

Social Responsibility

Social Responsibility plays an important role in our business as we aim to foster our team culture, meet the evolving needs of our customers and be good stewards of our communities. We are grounded in a set of three intangible core values – being challengers of convention, champions for our customers and cheerleaders for our team.

For Our Team Members

We want our more than 6,000 team members across the U.S. and India to be engaged and inspired by purposeful work. Our most recent engagement survey, which led to our fourth Great Place to Work® certification and inclusion on the 2022 Great Place to Work® and Fortune Best in Financial Services and Best Workplaces in Texas lists, shows how these intentional efforts are making a difference, with 88% of survey participants having said that Mr. Cooper is a great place to work.

Over the last few years, we transformed from the inside and cultivated a people-first culture, utilizing team member feedback to drive new initiatives and have focused on the following:

•

Talent Development: We invest in attracting, developing and retaining the best talent, and we know that focusing on holistic training, development and onboarding experiences will continue to be key in our journey from better to best. Over the past year, we offered our employees 325,000 hours of training across a broad range of categories, including leadership, inclusion professional skills, and performance management. Ensuring we have the next generation of leaders ready to take on more comprehensive roles is also a priority for our development initiatives. Comprehensive talent reviews across the organization are conducted annually to ensure we have ready successors for our most important roles.

•

Performance Management: To drive transparency in ratings and team member performance, our performance management process is based on a five-point scale, which simplifies the review process and makes it easier for team members to evaluate themselves, while improving the process for managers in evaluating their teams. In the evaluation and goal setting processes, every team member has strategic goals that align with our priorities. Additionally, every team member is rated on our three core values, helping to ensure that all team members are striving to reflect our values every day through their work. Leaders are also encouraged to have more frequent touchpoints to share feedback on performance and create an open dialogue on career goals.

•

Total Rewards: We are proud to offer team members competitive pay and a variety of benefits to attract and retain top talent. To provide more insight into the value of all benefits they receive from compensation to medical benefits, each team member has access to a personalized Total Rewards statement, which provides a simple, complete picture of a team member’s pay, medical benefits, life insurance, retirement plan, tax-free spending accounts, family benefits, career development opportunities and more.

o

Compensation: We abide by a pay for performance philosophy, which is a model in which rewards are linked to a team member’s performance. Rewards are differentiated, which results in top performers receiving higher rewards, showing team members they are being compensated based on their individual contributions. To ensure our compensation practices are fair and market competitive, we evaluate our pay ranges every year using data from several industry surveys.

o

Attractive Benefits: We believe that our benefits help us to attract and retain top talent, including some of the following offerings – Healthcare Exchange, which provides a choice of competitive insurance options; Team Member Mortgage Loan Program; Down Payment Assistance Program; Student Debt Repayment Program; Fertility and Adoption Benefits; and a Team Member Relief Fund, which is a Company-funded program that provides cash grants to our team members who may be experiencing catastrophic disasters or personal hardship.

Diversity, Equity and Inclusion Initiatives

Our success as a business is directly tied to our ongoing efforts to attract and retain diverse talent, promote fairness and equity and maintain an inclusive environment where each team member can thrive. To formalize our values of embracing and leveraging diversity, we established our internal Office of Diversity, Equity and Inclusion to serve as a driver and a resource for our team members and the community. The Office of Diversity, Equity and Inclusion has spearheaded numerous programs and had 12 Employee Resource Teams, as of December 31, 2022. These teams are core to our culture and play a vital role for their members and the Company by fostering a diverse, equitable and inclusive workplace aligned with our mission, values, goals, business practices and objectives. In 2022, the Office of Diversity, Equity, and Inclusion facilitated more than 60 hours of programming for team members, comprised of speaking engagements, career development workshops and community service. Our efforts also extended to the community through housing education and outreach, resulting in over $100 million in governmental funding secured to support homeowners in need. In addition, all people leaders and individual contributors in an equivalent leadership role have DEI performance actions included in their performance goals.

We know our work in Diversity, Equity and Inclusion is a journey. In our ongoing commitment to the DE&I journey, we focus our efforts in four key areas:

•

Employee Resource Teams (ERTs) – We want participation in our ERTs to elevate their members personally and professionally, and we want their work to advance our business, impact our communities and foster a strong culture.

•	Data Transparency – We believe in promoting visibility and providing accountability when it comes to DEI and will continue to invest in more reporting and greater transparency.

•	Targeted Education – We know education is key to leading inclusively and equitably, and we will continue to offer robust learning opportunities available to everyone in the organization.

•

Community Impact – We will continue partnering with our communities through outreach efforts, volunteerism, government sponsored initiatives and supplier diversity programs, to keep the dream of homeownership alive.

In Our Communities

Alongside government and non-profit housing organizations, in 2022, we regularly partnered with local communities to virtually connect with homeowners to assist with their housing questions and provide helpful resources. We also encourage team members to volunteer their time and efforts to support their local communities through Company initiatives.

As the largest non-bank servicer, we are committed to working alongside other industry leaders to ensure we keep the dream of homeownership alive. We have continued to play an active role in industry and housing policy conversations focused on supporting homeowners as the country has come out of the COVID-19 pandemic. The Mr. Cooper team is proud to participate in the U.S. Department of the Treasury Homeowner Assistance Fund Program, which was designed to prevent mortgage delinquencies and defaults, foreclosures, loss of utilities or home energy services, and displacement of homeowners experiencing financial hardship after January 21, 2020. Through the HAF program, in 2022, we helped approximately 8,000 customers get access to more than $100 million in funds.

We are also a premier sponsor of our local United Way and Habitat for Humanity events, earning the United Way Volunteer of the Year award in Dallas-Fort Worth in 2019. We also encourage team members to volunteer with the non-profit organization of their choice by giving all team members paid time off each year for volunteer activities. In 2022, our team came together to participate in about
50 volunteer events totaling more than 2,300 volunteer hours.

Information Security

Identifying and Addressing Information Security Risks

Information Security risk assessments are performed across our business processes, including, but not limited to, third-party services, vendors and systems that handle or process sensitive data. We undergo annual penetration assessments to evaluate susceptibility to attack through social engineering, application websites and physical or system/network vulnerabilities. These assessments also include evaluating third parties that work with us to understand the risks and impact of threats to our supply chains as well as privacy risks associated with external data management.

We review and discuss cybersecurity, information security and data privacy risks at regular intervals. A quarterly Enterprise Risk Committee Meeting is chaired by our Chief Risk and Compliance Officer and includes Information Security briefings. Our Board receives quarterly briefings on Information Security matters as part of our quarterly Audit and Risk Committee meetings. Risks that are identified during these processes are reviewed by executive leadership and corrective action plans are established to address and manage the issues.

We are audited by an AICPA accredited institution annually, resulting in SOX, SOC1 and SOC2 published reports. Our approach to managing this risk includes maintaining Information Security risk insurance, a data loss prevention program, 24x7x365 Managed Security monitoring, threat and vulnerability monitoring, centralized compliance management and an award-winning identity management platform.

Training our Workforce on Cyber Safety

We believe in a proactive approach to enterprise risk management. A major tenant of our cybersecurity program includes periodic training to educate and inform team members on cyber hygiene and threat management. We have invested in technology and dedicated internal resources to facilitate training for application developers, conduct executive crisis tabletop exercises, run anti-phishing campaigns and train on privacy regulations. Our goal is to protect our customers’ financial and personal information and to ensure business continuity. These training activities are tracked and reported to our Enterprise Risk Committee on a quarterly basis.

EXECUTIVE OFFICERS

The following summarizes the business experience of our current executive officers other than Mr. Bray:

Kurt Johnson Executive Vice President & Chief Financial Officer Age: 53	Mr. Johnson has more than 20 years of experience in the mortgage-banking industry.
Professional Experience

•   Company’s Executive Vice President & Chief Financial Officer since March 2023

o   Executive Vice President & Chief Risk and Compliance Officer from April 2021 to March 2023

o   Executive Vice President & Chief Credit and Risk Officer from February 2021 to April 2021

o   Senior Vice President & Chief Credit Officer of Nationstar Mortgage LLC from July 2019 to February 2021

o   Senior Vice President of Nationstar Mortgage LLC from November 2015 to July 2019

◾    Led Project Titan, the Company’s initiative to enhance servicing technology

•   Senior leadership positions at OneWest Bank for six years

•   Assisted FDIC in developing a streamline modification program--the template for the Home Affordable Modification Program (HAMP)

Chris Marshall Vice Chairman & President Age: 63	Mr. Marshall has held key leadership positions in the banking and finance industry for more than 20 years.
Professional Experience

•   Company’s Vice Chairman since January 2019

•   Company’s President since June 2021

o   Company’s Chief Financial Officer from March 2019 to April 2022

o   Vice Chairman of Nationstar and Nationstar Mortgage LLC since March 2019

o   President of Nationstar and Nationstar Mortgage LLC since June 2021

o   Chief Financial Officer of Nationstar and Nationstar Mortgage LLC from March 2019 to May 2022

•   Executive Chairman at Tax Guard Inc., a leading provider of federal tax payment data to banks and specialty lenders in 2018

•   Co-Founder and Executive Vice President & Chief Financial Officer at Capital Bank Financial Corp. from October 2009 to December 2017

•   Chief Restructuring Officer of GMAC, Inc. (now Ally Financial, Inc.) from May 2009 to October 2009

•   Advisor to The Blackstone Group, L.P. from July 2008 to March 2009

•   Executive Vice President & Chief Financial Officer of Fifth Third Bancorp from 2006 to 2008

•   Various senior executive roles at Bank of America Corporation

•   Various senior-leadership roles at:

o   Honeywell International Inc.

o   AlliedSignal Technical Services Corporation

o   TRW, Inc.

Carlos Pelayo Executive Vice President & Chief Legal Officer Age: 54	Mr. Pelayo has more than 20 years of experience in the legal field, and has extensive experience in financial services, regulatory compliance, litigation, capital markets and transactional work.
Professional Experience

•   Company’s Executive Vice President & Chief Legal Officer since February 2023

•   Managing Director and Legal Executive for Merrill Lynch Wealth Management, a division of Bank of America from December 2014 to February 2023

•   Managing Director and General Counsel for Barclays’ investment-driven private banking business in the Americas from May 2007 to December 2014

•   Senior Vice President, Legal for Lehman Brothers (prior to its acquisition by Barclays)

•   Senior Associate for Davis Polk & Wardwell LLP from 2001 to May 2007

•   Judicial Law Clerk for the Honorable Jan E. Dubois, United States Judge for the Eastern District of Pennsylvania from 1999 to 2000

Michael Rawls Chief Executive Officer – Xome Age: 53	Mr. Rawls has more than 20 years of expertise in mortgage operations, concentrating in loss mitigation, foreclosure, bankruptcy and real estate owned portfolios.
Professional Experience

•   Chief Executive Officer of Xome Holdings LLC, an indirect wholly-owned subsidiary of the Company since January 2020

•   Company’s Executive Vice President, Servicing from July 2018 to January 2020

•   Executive Vice President, Servicing of Nationstar and Nationstar Mortgage LLC from June 2015 to January 2020

•   President of Champion Mortgage from 2014 to June 2015

•   Executive Vice President, Default at Nationstar from 2013 to 2014

•   Senior Vice President, Loss Mitigation at Nationstar from 2008 to 2013

•   Various key positions at Nationstar from 2000 to 2008

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the executive compensation programs for the individuals that served as our Chief Executive Officer, Chief Financial Officer and our other named executive officers (“NEOs”) in 2022, as set forth below.

Name	Title

Jay Bray	Chairman and Chief Executive Officer

Chris Marshall	Vice Chairman and President

Jaime Gow(1)	Executive Vice President and Chief Financial Officer

Kurt Johnson(1)	Executive Vice President and Chief Risk & Compliance Officer

Michael Rawls	Executive Vice President – CEO Xome

(1)	On March 6, 2023, Mr. Johnson was appointed as our Chief Financial Officer and Mr. Gow became a strategic advisor to the Company.

This CD&A provides discussion and analysis of our executive compensation framework, including (a) elements of pay, (b) 2022 performance of our NEOs and resulting incentive awards, (c) the process and rationale by which we determined these awards and (d) our compensation governance policies.

Executive Summary

Over the course of the past several years, the Compensation Committee, Board and management team have substantially reoriented our compensation program from a framework that was primarily cash-based and discretionary to a framework that directly aligns compensation with the achievement of well-defined financial and strategic goals and increased the equity-based portion of compensation for our CEO & Chairman and President. We believe this better aligns the interests of management with those of shareholders and provides the proper incentives for management to focus on long-term shareholder value. We will continue to evaluate modifications to our compensation program with this alignment as a primary goal.

The Compensation Committee designs our executive compensation program to align management incentives with long-term stockholder interests and reflects this philosophy by awarding a substantial majority of annual compensation in the form of variable performance-based incentives. In making its final compensation decisions for 2022, the Compensation Committee took into account (a) our financial performance, (b) growth in tangible book value, (c) growth in the Servicing portfolio, (d) total shareholder return (“TSR”), which surpassed that of our peer group, (e) successful strategic transactions, including partnering with Sagent to create the mortgage industry’s first cloud-native servicing platform and our acquisition of RightPath Servicing, (f) the development and execution of a five-year strategic plan and (g) changes in certain executive responsibilities. Company highlights included:

✓	Servicing portfolio unpaid principal balance (“UPB”) ended the year at $870 billion, an increase of 23% from the prior year and consisted of mortgages for 4.1 million customers

✓	Achieved funded volume of $28 billion

✓	Direct-to-consumer channel achieved a refinance recapture rate that is three times the industry average

✓	Increased tangible book value per share(1) by 29%, from $43.82 at year-end 2021 to $56.72 at year-end 2022

✓

In a difficult market environment, our stock outperformed every other member of our peer group. In 2022, the Company had a -3.6% TSR compared to the peer group average of -44.1% and during a year when the S&P 500 declined 18%

✓

Achieved Great Place to Work certification for the fourth consecutive year; was named as one of the Best Workplaces in Financial Services & Insurance by Great Place to Work and Fortune; named as one of America’s Best Employers for Women by Forbes; and ranked #13 in Fortune’s Best Workplaces in Texas

✓	Closed Sagent transaction, positioning Mr. Cooper to benefit from cloud-native servicing platform technology, and booked a $223 million pretax gain

✓	Acquired the RightPath special servicing unit, enhancing high-touch delinquent portfolio servicing and sub-servicing capabilities and profitability

✓

Continued to promote diversity, equity and inclusion through leadership development and process enhancements resulting in an increase of women in leadership roles from 38.1% to 40% and an increase in BIPOC representation from 35.7% to 37.6% year over year. This trend continues with our Board with female representation increasing by 8.5% and BIPOC representation increasing by 11%

(1)	Annex A includes a discussion and reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

2022 Say-On-Pay Vote and Stockholder Feedback

At our 2022 Annual Meeting of Stockholders, approximately 64% of the votes cast on the say-on-pay proposal were voted in favor of our 2021 executive compensation program.

Outreach to Shareholders

Over the last few years, we have embarked on a robust shareholder outreach program. That feedback has served as a key input to compensation design and structural upgrades implemented since 2018. In 2022, we continued to proactively meet with our shareholders to discuss executive compensation and to provide our investors with an opportunity to provide management and the Compensation Committee with feedback. Our outreach included soliciting 10 of our largest investors, representing approximately 50% of our outstanding shares. Our Compensation Committee chairman and our investor relations and corporate governance personnel met with our two largest shareholders representing approximately 26% of our outstanding shares.

What We Heard and How We are Responding

Throughout our discussions, we heard broad support for our ongoing compensation programs, and investors provided helpful guidance to help shape our compensation program. Specifically, many investors expressed a preference for a more quantitative and factor-based approach to setting executive incentive awards based on a broader range of strategic and financial metrics. As a result, in 2022, we re-designed our annual incentive plan framework to place more emphasis on quantitative performance by increasing the financial metrics scorecard weighting and adding additional financial metrics. Investors also expressed a preference for (a) using relative TSR as a performance metric versus absolute TSR and (b) eliminating the one-year vesting option which rewards annual versus long-term performance. As a result, our 2023 performance share unit program (a) eliminates the one-year vesting period and provides for a three-year cliff vest and (b) utilizes two evenly weighted key performance metrics: Tangible Book Value and Relative TSR, which is measured against companies of the S&P 1500 Financials index. Additionally, if the Company’s TSR is negative during the performance period, the relative TSR portion of the award is capped at target and can only be adjusted downward.

Based on conversations with our investors during our shareholder outreach, we believe that many of those who voted “no” in the say-on-pay vote did so primarily due to a one-time compensation action taken in 2021 in connection with severance paid to a former executive officer. Although this isolated action was not part of our regular executive compensation program, we have altered our approval and review processes to ensure we are more rigorous in considering the concerns expressed by investors when structuring severance payments in similar circumstances in the future. In addition, we received feedback from our shareholders that we can improve our disclosure of our processes and procedures to provide more transparency regarding how compensation decisions are made. We have endeavored to provide additional clarity in this CD&A and will continue to improve our disclosures in response to this investor feedback.

We are committed to maintaining an active dialogue with stockholders to understand stockholders’ perspectives on our executive compensation program and provide transparency into our practices. We plan to continue our outreach activities throughout the year and will continue to modify our compensation programs as necessary to ensure our practices are aligned with our long-term strategy and optimizing shareholder returns.

Corporate Objective and Executive Compensation

Our overall corporate objective is to deliver a fair return to stockholders that is commensurate with the risks of our business. We review our compensation programs and related governance provisions and practices to ensure our compensation programs are aligned to the interests of stockholders, provide for appropriate pay for performance alignment, contain risk mitigating features and do not promote unnecessary and excessive risk. For example, as discussed below, the strategic metrics in our annual cash incentive plan contain metrics to maintain regulatory compliance and manage risk. Our critical measure of success is TSR. Our compensation program for senior executives aligns the interests of management and stockholders in growing the value of our Company while managing risk. At the same time, we recognize the market for executive talent requires competitive remuneration. Our compensation program is designed to balance three objectives:

•	Motivate and reward management for creating and executing a strategy that drives TSR;

•	Attract, retain and motivate our executive level talent; and

•	Manage the cost of the program by aligning compensation with both Company and executive performance.

Below are some highlights of our compensation program:

What We Do	What We Don’t Do

✓  Align our executive pay with performance

✓  Annual “say on pay” advisory vote

✓  Set multiple challenging performance objectives

✓  Stock ownership guidelines for executive officers and directors

✓  Independent compensation consultant engaged by the Compensation Committee

✓  Annual review and approval of our compensation strategy

✓  Significant portion of executive compensation at risk based on corporate performance and TSR

✓  Double trigger equity acceleration default provision upon change of control

✓  Minimum equity award vesting periods for time-based restricted stock units

✓  Clawback of equity awards under specified circumstances

X   Tax gross-ups for change of control benefits

X   Permit short sales, hedging, or pledging of stock ownership positions

X   Strict benchmarking of compensation to a specific percentile of our peer group

X   Excessive perquisites

Overview of the 2022 Executive Compensation Program for our NEOs

The compensation program for our NEOs has three components: base salary, annual cash incentive awards and equity awards (both time and performance-based). On average, approximately 86% of the NEOs’ target total compensation is in the form of variable awards, with the award value based on financial performance and the execution of strategic objectives. The chart below illustrates the four principal pay elements of our compensation program and the rationale for their use.

	Base Salary	Annual Cash Incentive	PSUs	RSUs(1)

	Fixed	Variable Pay (~86%)
Purpose of Pay Element	◾ Provide a fixed level of compensation to attract and retain executives

◾    Provide cash rewards for the attainment of short-term performance objectives

◾    The short-term objectives aim to improve the customer experience, maintain regulatory compliance, manage risk and strengthen employee commitment

			◾ Holds executives accountable to long-term objectives and ensures their interests align with those of stockholders	◾ Retain and Reward executives ◾ Align interests of the executives with those of stockholders

Timeframe	N/A	◾ Annual	◾ 1- and 3-year performance periods	◾ 3-year vesting period

Performance Metrics	N/A	◾ Metrics differ per executive. ◾ The program includes the following metrics: o Adjusted EBT o TBV per share o Xome Adjusted EBT o Core functional expense o Strategic objectives	◾ Absolute TSR	N/A

(1)	Messrs. Gow, Johnson and Rawls equity in 2022 is time-based equity.

2022 Target Total Compensation

The Compensation Committee reviewed our target compensation pay levels to assess whether they remain aligned with current strategic and business objectives and best practices within our industry. To maintain competitiveness, and to ensure there is a proper pay-for-performance alignment, the Compensation Committee considered industry prevalent practice, scope of our NEO’s responsibilities, individual performance, tenure and experience at their respective role, and internal pay equity when identifying target compensation figures. As such, the Compensation Committee made no change to annual cash compensation for our Chief Executive Officer, Vice Chairman and President, and EVP, CEO Xome; however, the Compensation Committee increased target long-term incentive amounts for our Chief Executive Officer and Vice Chairman and President to better align with market median compensation pay levels of our direct competitors and peer group and to increase alignment to shareholders by driving long-term performance and retention.

The table below outlines the target total compensation for each of our NEOs based on our four principal pay elements:

Executive	Base Salary	Target Annual EMIP	Target Long-Term Incentive (1)	Target Total Direct Compensation

Jay Bray	$1,000,000	$2,500,000	$7,250,000	$10,750,000

Chris Marshall	$ 750,000	$1,500,000	$4,250,000	$ 6,500,000

Jaime Gow	$ 400,000	$ 360,000	$ 360,000	$ 1,120,000

Kurt Johnson	$ 400,000	$ 460,000	$ 400,000	$ 1,260,000

Michael Rawls	$ 450,000	$1,080,000	$ 750,000	$ 2,280,000

(1)	Messrs. Bray and Marshall receive 50% performance-based equity awards and 50% time-based equity awards. Messrs. Gow, Johnson and Rawls each receive time-based equity awards.

The graphs below outline our NEO’s 2022 target pay mix:

CEO Target Mix of Pay	Average NEO Target Mix of Pay

Base Salary

The Compensation Committee sets base salaries considering the scope of each NEO’s responsibilities and market data on compensation levels necessary to recruit and retain executives with the appropriate skills and experience. The Compensation Committee reviews base salaries annually in connection with its performance evaluation process and adjusts salaries periodically based on the individual performance of each NEO and the overall performance of the Company. Periodic base salary adjustments are intended to ensure that the individual’s overall compensation remains competitive for the position and responsibilities.

In determining base salary for our NEOs for 2022, the Compensation Committee considered the base salaries of our peer group, as well as the continued forecast for reduced mortgage industry profitability, and determined that no increase to base salary was appropriate for our NEOs at this time, except for Mr. Johnson, who received an increase in base salary to better align his salary with his role at the Company and make him competitively positioned based on benchmark data for similarly situated executives.

Base Salary

Executive	2021	2022	% Increase

Jay Bray	$1,000,000	$1,000,000	0%

Chris Marshall	$ 750,000	$ 750,000	0%

Jaime Gow	$ 400,000	$ 400,000	0%

Kurt Johnson	$ 325,000	$ 400,000	23%

Michael Rawls	$ 450,000	$ 450,000	0%

Executive Management Incentive Plan Awards

Each of our NEOs participates in the Executive Management Incentive Program (EMIP), a formulaic annual cash incentive program intended to reward strong individual performance and the Company’s overall achievement of financial and strategic goals. For 2022, each of our NEOs was eligible to earn the following percentage of his respective base salary, with defined Threshold and Maximum performance receiving a 50% and 200% multiple of target payout respectively (with linear interpolation used to determine the percentage earned for performance that falls between target and maximum):

Executive	EMIP Target % of Base Salary

Jay Bray	250%

Chris Marshall	200%

Jaime Gow	90%

Kurt Johnson	115%

Michael Rawls	240%

Goal Setting Process

Financial and strategic objectives, which are used to determine incentive compensation, are set by the Compensation Committee at the beginning of the year based on a robust budgeting and planning process with the full Board. As part of this process, we use quantitative scorecards with metrics tailored for each NEO’s areas of responsibility. Targets are set based on internal financial and operating plans for the year as well as external market factors. In 2022, we increased the financial performance weighting of the scorecard to 75% and the remaining 25% is based on achievement of strategic objectives. Throughout the year, the Compensation Committee, along with management and the Board, reviews progress against these objectives on at least a quarterly basis to ensure progress against the Company’s goals and alignment around the implications on incentive compensation at year-end. The determination of year-end incentive compensation is based primarily on performance against these financial and strategic objectives set at the beginning of the year, based on identifiable and quantifiable measures deemed appropriate to measure progress. In determining appropriate awards for each NEO, the Compensation Committee may use its discretion to adjust the amount of any award based on a participant’s individual performance or other factors that the Compensation Committee deems relevant.

Financial Objectives

Financial metrics, weightings and results, which represented 75% of the 2022 scorecard, are presented in the tables below.

Executive	Adjusted EBT(1)	TBV per share(2)	Xome Adjusted EBT(3)	Core Functional Expenses

Jay Bray	50%	50%

Chris Marshall	50%	50%

Jaime Gow	35%	35%		30%

Kurt Johnson	35%	35%		30%

Michael Rawls		25%	75%

(1)	Adjusted EBT is a non-GAAP measure that begins with the GAAP pre-tax income of the total Company and excludes non-GAAP adjustment items.
(2)

Tangible book value is a non-GAAP measure that is defined as stockholders’ equity less goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible book value by the number of common shares outstanding.

(3)	Adjusted Xome EBT is a non-GAAP measure that begins with the GAAP pre-tax income of Xome and excludes non-GAAP adjustment items.

Performance Metric	Performance Target			Performance Achievement	Performance Payout
	Threshold	Target	Maximum
Adjusted EBT	$326.2M	$466M	$582.5M	$252M	0%
Payout	50%	100%	200%
TBV Per Share	$43.16	$45.75	$53.95	$56.71	200%
Payout	50%	100%	200%
Xome Adjusted EBT	$21M	$30M	$37.5M	($11M)	0%
Payout	50%	100%	200%
Risk Functional Expense	($37.59M)	($35.80M)	($26.85M)	($34.45M)	115.1%
Payout	50%	100%	200%
Corp. Finance Functional Expense	($31.67M)	($30.16M)	($22.62M)	($29.32M)	111.1%
Payout	50%	100%	200%

During 2022, the Compensation Committee set a target for Adjusted EBT of $466 million, which was in-line with the Company’s budget heading into the year. The target for 2022 reflected a reduction relative to 2021’s actual Adjusted EBT of $1,006 million due to the sensitivity of mortgage industry profitability to interest rates and the Compensation Committee’s judgment that the industry and the Company would generate significantly lower levels of profitability, especially in the Originations segment in 2022. This judgment was based in part on the Mortgage Bankers Association forecast for total industry origination volumes in 2022 of $2.6 trillion, down 41% from the actual level of $4.4 trillion achieved in 2021.

Additionally, for 2022, the Compensation Committee added a new financial metric to the scorecards, TBV per share. TBV per share is a key financial measure for which we provide guidance and is useful to investors because it provides an estimate of realizable value of stockholder returns, excluding the impact of goodwill and intangible assets, over the long term.

	Performance Payout	Named Executive Officer Weighting
Performance Metric		Bray	Marshall	Gow	Johnson	Rawls

Adjusted EBT	0%	50%	50%	35%	35%

TBV Per Share	200%	50%	50%	35%	35%	25%

Xome Adjusted EBT	0%					75%

Risk Functional Expense	115.1%				30%

Corp. Finance Functional Expense	111.1%			30%

Weighted Payout		100%	100%	103.3%	104.5%	50%

Financial Performance Weighting (as a % of overall AIP)				75%

Financial Performance Payout		75%	75%	77.5%	78.4%	37.5%

Performance against the financial goals resulted in a weighted score of (a) 75% for Messrs. Bray and Marshall, (b) 77.5% for Mr. Gow, (c) 78.4% for Mr. Johnson and (d) 37.5% for Mr. Rawls.

Strategic Objectives

The 2022 strategic metrics, which were developed at the start of the year in conjunction with the Company’s annual strategic planning process, are presented in the table below, as is a summary of the year’s results relative to these metrics.

Scorecard Category	Factor	Target	Overall Result
Employee Engagement	Great Place to Work (GPTW) survey	Recertify and achieve 2021 baseline GPTW Score	Achieved Exceeded Target for 4th year in a row
	Diversity and inclusion GPTW score	Same average score as 2021	Achieved Exceeded target for the 3rd year in tracking this metric
	Annual voluntary turnover rate	Maintain 2021 baseline	Not Achieved

Customer	JD Power Survey Quarterly Rating for Originations and Servicing	Meet Originations and Servicing internal goals	Achieved Originations and Servicing exceeded targets
	JD Power Survey Annual Rating	Improve ranking	Achieved Originations moved up in 4th quartile Servicing moved up in 3rd quartile
	Loyalty: Refinance and Repurchase Recapture	Meet internal goals	Achieved Refinance recapture exceeded target Purchase recapture met target

Long-Term Strategy	Perfecting the Platform	Successful integration of a platform and call center capability	Achieved

Compliance	Federal and State regulatory compliance exam issue resolution	85% validation rate by IA	Exceeded target with 0 repeat findings or exam issues
	Company internal audit (“IA”) reports issued during 2021 and validation performed by IA	85% validation rate by IA	Exceeded target with 0 repeat findings or internal audit issues

The above scorecard resulted in a Target payout of 25% for all NEOs except Mr. Rawls, who received a payout of 32.5% as a result of his exceptional performance in (a) upgrading the overall auction portal user experience, (b) leading the sale process for the auction business and (c) maintaining a very low turnover rate during the sale process.

Approved Annual Bonus Payouts

At the Compensation Committee’s February 2023 meeting, the Committee approved annual bonus payouts for the NEOs based on the scorecards and payout scale, as shown in the table below. These Calculated EMIP Payout amounts below reflect the results of applying the quantitative payout percentages described above to the executives’ incentive targets according to the compensation scorecards.

Executive	Base Salary	EMIP Target % of Base Salary	EMIP Target Monetary Amount	EMIP Score (% of Target)	Calculated EMIP Payout	Final Payment

Jay Bray	$1,000,000	250%	$2,500,000	100%	$2,500,000	$2,500,000

Chris Marshall	$ 750,000	200%	$1,500,000	100%	$1,500,000	$1,500,000

Jaime Gow	$ 400,000	90%	$ 360,000	102.5%	$ 369,000	$ 360,000

Kurt Johnson	$ 400,000	115%	$ 460,000	103.4%	$ 475,640	$ 476,000

Michael Rawls	$ 450,000	240%	$1,080,000	70%	$756,000	$ 756,000

At the conclusion of the fiscal year, the Compensation Committee approved payouts that were approximately in-line with Calculated EMIP Payouts for all NEOs.

Long-Term Incentive Awards

Incentive Plan

Under our Omnibus Incentive Plan, the Compensation Committee may grant equity- and cash-based awards to certain key employees, consultants and non-employees to attract, retain and reward these individuals and, by using a component of equity, to strengthen the alignment of interests between those individuals and our stockholders. Equity grants consist of Performance Stock Units (“PSUs”) and Restricted Stock Units (“RSUs”).

In 2022, we granted equity awards in line with the target amounts set forth above. We grant performance-based awards prospectively for each compensation year when we establish performance goals to incentive our senior executives to deliver accretive value to stockholders. We grant time-based awards retrospectively based on each executive’s contributions to our achievements throughout the year. Messrs. Bray and Marshall received 50% performance-based equity awards and 50% time-based equity awards. Messrs. Gow, Johnson and Rawls each received time-based equity awards.

PSUs: Our PSU program provides for an annual equity grant of performance shares, under which the number of shares that vest is based on achieving pre-established one-year and three-year financial targets. For the 2022 award, the financial target was based on TSR. If the one-year and/or three-year target is exceeded, additional shares may vest; if performance is less than target, fewer shares vest; and, if performance is below a minimum level, no shares vest.

There are two opportunities to vest in the shares. At the end of the first year following the grant (“Initial Period”), one-third of the total shares initially granted is set as the target. The actual number of shares that vest is based on the one-year TSR and can range between no shares and 200% of the target shares. At the end of the third year (“Cumulative Period”), the equity grant is evaluated against the three-year TSR. Any shares that vested at the end of the first year are deducted from the shares that vest at the end of the third year. However, there is no claw back provision to the extent that the shares which vested at the end of the first year exceeds the number that would have vested at the end of the third year. PSU terms are presented below:

Performance Criteria	Total Shareholder Return
	Initial Period (1/3rd of total shares)	Cumulative Period
Below Threshold	Less than 5.5%	Less than 17.4%
Threshold	5.5%	17.4%
Target	10.0%	33.1%
Maximum	14.5%	50.1%

Award Opportunity	Shares awarded as a percent of Target shares
Below Threshold	0%	0%
Threshold	50%	50%
Target	100%	100%
Maximum	200%	200%

2022 PSU Awards

In March 2022, the Compensation Committee awarded PSUs to the senior executive team as follows:

Executive	Value of PSUs

Jay Bray	$3,750,000

Chris Marshall	$2,150,000

After the completion of the one-year performance period, the Compensation Committee certified that one-year TSR, measured from the performance period of March 1, 2022 to March 1, 2023, was 0.31%. As a result, none of the target shares vested.

2020 PSUs: Final Performance Cycle Results

After the initial performance period in March 2021, one-year TSR was 125%, and participants received 200% of target shares as follows: Mr. Bray: 196,838 vested shares and Mr. Marshall: 84,358 vested shares. At the end of the third-year performance period, the PSU grant was evaluated against three-year TSR which was 243.83%, resulting in vesting of 200% of target shares. The number of shares that vested at the end of the initial period was deducted from the number of shares that vested at the end of the third-year period resulting in the following awards:

.Executive	PSUs Vested

Jay Bray	393,680

Chris Marshall	168,722

New Plan Design for 2023

In March 2023, our Compensation Committee redesigned our PSU program to (a) eliminate the one-year vesting period and provide for a three-year cliff vest and (b) utilize two evenly weighted key performance metrics: Tangible Book Value and Relative TSR, which is measured against companies of the S&P Composite 1500 Financials index.

The Compensation Committee’s decision to increase the vesting period from one year to three years and to change the PSU targets to Tangible Book Value and Relative TSR is intended to better align management’s incentives with long-term value creation, while enhancing retentive features and narrowing performance factors to elements that are more in management’s control given the volatility of macroeconomic factors impacting the mortgage market.

Additionally, if the Company’s TSR is negative during the performance period, the relative TSR portion of the award is capped at target and can only be adjusted downward. Each PSU granted entitles the participant to receive one share of common stock upon settlement.

	2023 – 2025 LTI Award Design(1)
	Absolute Tangible Book Value	Relative TSR(2)
Weighting	50%	50%

Performance Targets

Threshold	5.0%	25th Percentile

Target	8.0%	51st Percentile

Maximum	12.0%	75th Percentile

Payout Percentages	Shares awarded as a percent of Target shares

Below Threshold	0%	0%

Threshold	50%	50%

Target	100%	100%

Maximum	200%	200%

(1)  Intermediate performance will be linearly interpolated

(2)  If Mr. Cooper’s TSR performance is negative over the three-year performance period, the maximum payout for the relative TSR portion of the award is 100%

RSUs: The Compensation Committee grants time-based awards of RSUs to retain key talent and align the interest of key executives with our stockholders through stock ownership. Each RSU is equivalent in value to one share of our common stock and generally vests in one-third installments on each of the first three anniversaries of the award, provided the participant remains continuously employed with the Company during that time. In addition, upon death, disability or a change-in-control of the Company and subsequent qualified termination within a specified window, unvested RSUs will vest. We believe that time-based vesting requirements provide an effective retention mechanism that complements other aspects of our compensation framework. Since the ultimate value of these awards depends on the market value of our common stock on the vesting date, time-based equity awards also serve to effectively align the interests of the participants with our stockholders.

2022 RSU Awards

In February 2022, taking in to account our overall performance as well as the contributions of these executives, the Compensation Committee awarded RSUs as follows:

Executive	Value of RSUs

Jay Bray	$3,500,000

Chris Marshall	$2,000,000

Michael Rawls	$ 750,000

Process for Setting Executive Officer Compensation

Role of Compensation Committee

The Compensation Committee administers our compensation plans, programs and policies relating to our NEOs. The Compensation Committee conducts periodic reviews, at least annually, and monitors our overall compensation strategy to ensure that executive compensation supports our business objectives. As described above, financial and strategic objectives are set at the beginning of each year in conjunction with the Company’s budgeting and strategic planning process and are reviewed throughout the year and for purposes of setting compensation. The Compensation Committee also conducts an annual evaluation of our CEO’s performance. As part of this process, the Compensation Committee, with assistance from its compensation advisor, reviews compensation data including base salary, annual cash incentives, long-term incentives and other benefits of similarly situated executive officers in our peer group.

Role of NEOs in the Compensation Process

Our CEO provides the Compensation Committee with his evaluation of the job performance of the other NEOs and offers recommendations as to their compensation levels. The Compensation Committee considers these recommendations but makes all compensation decisions related to our executive officers in its sole discretion. The other NEOs do not play a role in the compensation process.

Role of Compensation Advisor

Under its charter, the Compensation Committee has the authority to engage the services of a compensation advisor to assist it in the performance of its duties. During 2022, the Compensation Committee retained Korn Ferry to serve as its independent compensation advisor on matters related to executive and board of director compensation for 2022. The compensation advisor regularly attended Compensation Committee meetings and reported directly to the Compensation Committee.

During 2022, the compensation advisor:

•	Reviewed our peer group;

•	Conducted an analysis of compensation for our executive officers and directors;

•	Assessed how compensation aligns with our philosophy and objectives;

•	Assisted the Compensation Committee in the review of incentive plan design and related benefit programs; and

•	Provided the Compensation Committee with ongoing advice and counsel on market compensation and governance trends including their impact on our executive and director compensation programs.

Compensation Peer Group

The Compensation Committee, with assistance from its compensation advisor, annually assesses market conditions through a review of compensation levels within a group of peer companies (the “Peer Group”), which the Compensation Committee reviews on an annual basis. As a result of (a) our monetization strategy for Xome, (b) changes in the market and (c) several companies in the mortgage industry recently going public, the Compensation Committee revised its Peer Group for 2022. The Compensation Committee used findings from the compensation review to assess our NEOs’ pay position, our overall program design and program leverage relative to peers. The Compensation Committee does not target a specific range of pay relative to pay of the Peer Group. For 2022, our Peer Group was comprised of 12 organizations that consisted of:

•	Mortgage industry-related peers, including loan originators and servicers, whose businesses are similar functionally to the Company’s and direct competitors for business and talent;

•	FinTech organizations, whose focus on technology and innovation is similar to the Company’s focus on technology platforms;

•

Mortgage Real Estate Investment Trusts (“REITs”) including those with mortgage banking operations and/or exposure to mortgage-related fundamentals such as in market rates, home price appreciation and other related macroeconomic factors; and

•	Banks & Specialty Finance who have strong mortgage loan origination businesses.

Mortgage Industry-Related Peers

loanDepot, Inc.	LDI	PennyMac Financial Services, Inc.	PFSI

Rocket Companies, Inc.	RKT	UWM Holdings Corporation	UWMC

FinTech Organizations

Black Knight, Inc.	BKI	Lending Tree, Inc.	TREE

Zillow Group, Inc.	ZG

Mortgage REITs

Chimera Investment Corporation	CIM	Redwood Trust Inc.	RWT

Banks and Specialty Finance

First Republic Bank	FRC	OneMain Holdings, Inc.	OMF

Walker & Dunlop, Inc.	WD

Stock Ownership Guidelines

The Compensation Committee has adopted stock ownership guidelines, under which each NEO must own shares of our common stock with an aggregate market value of no less than the applicable multiple of the officer’s annual base salary for the immediately preceding year as follows:

Multiple of Annual Salary

Chief Executive Officer	5x

President	3x

Chief Financial Officer	3x

All Other Executive Officers	2x

The Compensation Committee selected these levels of stock ownership for our executive officers to align their interests with stockholders. The minimum share ownership requirement must be satisfied by no later than March 1, 2024, or the fifth anniversary of the date an officer receives his or her first grant as an executive officer. All executive officers exceed these stock ownership guidelines, with Mr. Bray having a multiple of approximately 65x his annual salary and Mr. Marshall having a multiple of over 50x his annual salary.

Anti-Hedging and Pledging Policy

Certain forms of hedging or monetization transactions allow a director or employee to lock in the value of his or her stock holdings in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as our other stockholders. Therefore, under our insider trading program, our officers, directors and employees may not engage in any hedging or monetization transactions with respect to our securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. Additionally, our officers, directors and employees are prohibited from margining Company securities or pledging Company securities as collateral for a loan.

Risk Considerations

In developing and reviewing our executive incentive programs, the Compensation Committee considers the business risks inherent in the design of compensation arrangements to ensure they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards. At the request of our Compensation Committee, our Chief Risk & Compliance Officer reviewed the Company’s compensation programs and related governance provisions and practices and concluded that our compensation programs are aligned to the interests of stockholders, provide for appropriate pay for performance alignment, contain risk mitigating features and do not promote unnecessary and excessive risk. Based on this assessment, the Compensation Committee believes that the Company’s compensation programs do not provide incentives for excessive risk-taking and, therefore, do not encourage employees to take unreasonable risks relating to the Company’s business, and are not reasonably likely to have a material adverse effect on the Company.

Other Compensation Components

All our NEOs are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all employees and do not discriminate in favor of our NEOs. While we do not view perquisites as a significant element of our compensation structure, we believe that limited perquisites facilitate the attraction and retention of superior management talent. The value of these benefits to our NEOs is set forth in the Summary Compensation Table under the column “All Other Compensation.” For 2021, these perquisites primarily related to contributions to a NEO’s 401(k) plan account.

Offer Letters

We have not entered into employment agreements with our NEOs. We have, however, entered into offer letters with certain NEOs upon their hire or promotion. The following severance provisions of offer letters were in effect during 2022.

Mr. Gow Mr. Gow’s offer letter provides that if his employment is terminated by us without cause, or if he terminates his employment for good reason, during the initial twenty-four (24) months of his promotion, he will be entitled to severance benefits of (a) 12 months base salary plus 100% of the higher of his target bonus or his prior year’s bonus; (b) the next tranche of restricted stock units scheduled to vest; and (c) continuation of medical benefits for up to 12 months. Mr. Gow is also subject to non-competition and non-solicitation provisions for the 12-month period immediately following the date of termination of his employment with us.

Mr. Johnson Mr. Johnson’s offer letter provides that if his employment is terminated by us without cause, or if he terminates his employment for good reason, during the initial twenty-four (24) months of his promotion, he will be entitled to severance benefits of (a) 12 months base salary plus 100% of the higher of his target bonus or his prior year’s bonus; (b) the next tranche of restricted stock units scheduled to vest; and (c) continuation of medical benefits for up to 12 months. Mr. Johnson is also subject to non-competition and non-solicitation provisions for the 12-month period immediately following the date of termination of his employment with us.

Tax and Accounting Implications

The Compensation Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Code. We account for equity-based compensation with respect to our long-term equity incentive award programs in accordance with the requirements of FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or FASB ASC Topic 718.

Certain incentive plans and agreements may entitle participants to receive payments in connection with a change in control that may result in excess parachute payments. Section 280G of the Code prohibits the Company from deducting the portion of the parachute payments constituting “excess parachute payments” and Section 4999 of the Code imposes on the payee a 20% excise tax on the excess parachute payments. For this purpose, parachute payments generally are defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (i.e., the five-year average Form W-2 compensation). The excess parachute payments equal the portion of the parachute payments that exceeds one times the payee’s base amount. We are not obligated to pay any tax gross-ups with respect to the excise tax imposed on any person who received excess parachute payments.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally prohibits public companies from taking a tax deduction for compensation paid in excess of $1,000,000 to certain executive officers. Prior to its amendment as implemented by the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), Section 162(m) of the Code provided an exception from the compensation deduction limitations for compensation that was considered “qualified performance-based compensation” under the applicable regulations. The Tax Act’s amendment of Section 162(m) of the Code, among other things, eliminated, beginning in 2018, the exception to the compensation deduction limitations for “qualified performance-based compensation,” other than in limited circumstances.

In order to maintain flexibility, the Compensation Committee retains the authority to authorize compensation that may not be deductible if the Compensation Committee believes doing so is in the best interests of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the above “Compensation Discussion and Analysis” with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s 2023 Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

This report was submitted by the Compensation Committee on March 23, 2023 and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section18 of the Exchange Act.

Members of the Compensation Committee: Tagar Olson, Chair Busy Burr Michael Malone

HISTORICAL EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The following table sets forth the annual compensation for our NEOs for 2022:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Jay Bray	2022	1,000,000	—	7,250,173	2,500,000	12,200	10,762,373

Chairman & Chief Executive Officer	2021	1,000,000	—	4,750,000	3,000,000	11,455	8,761,455

	2020	1,000,000	—	3,500,000	4,750,000	11,290	9,261,290

Christopher Marshall	2022	750,000	—	4,150,101	1,500,000	12,056	6,412,157

Vice Chairman & President	2021	750,000	—	2,500,004	2,000,000	10,506	5,260,510

	2020	738,462	—	1,500,000	3,500,000	8,550	5,747,012

Jaime Gow	2022	400,000	—	300,049	360,000	12,200	1,072,249

Executive Vice President & Chief Financial Officer

Kurt Johnson	2022	385,577	—	500,015	476,000	12,200	1,373,792

Executive Vice President & Chief Risk and Compliance Officer

Michael Rawls	2022	450,000		1,158,060	756,000	12,362	2,376,422

Executive Vice President & CEO Xome	2021	450,000	792,000(4)	1,000,016	1,260,000	11,925	3,513,941

	2020	448,077	—	1,000,009	1,620,000	11,725	3,079,811

(1)

The amounts reported in the Stock Awards column reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of RSUs or PSUs granted to our NEOs. The amount of the PSUs that vest is subject to the achievement of certain performance criteria at the end of a one-year and three-year performance period. Assumptions used for determining the value of the awards reported in these columns are set forth in our Annual Report on Form 10-K for the year ended December 31, 2022 in Note 14 to the Consolidated Financial Statements, “Stockholders’ Equity and Employee Benefit Plans.” See “Compensation Discussion and Analysis – Long-Term Incentive Awards” and the Grants of Plan based Awards for 2022 and the accompanying notes for information with respect to vesting of these awards.

(2)	These amounts represent non-equity payments for annual bonus awards which were paid in the first quarter of 2023 but represent awards with respect to the Company’s and individual performance in 2022.

(3)

Includes for 2022 (a) for Mr. Bray, a contribution to his 401(k) Plan account of $12,200, (b) for Mr. Marshall, a contribution to his 401(k) Plan account of $12,056, (c) for Mr. Gow, a contribution to his 401(k) Plan account of $12,200, (d) for Mr. Johnson, a contribution to his 401(k) Plan account of $12,200 and (e) for Mr. Rawls, a contribution to his 401(k) Plan account of $12,037.

(4)	Represents a transaction bonus paid in connection with Mr. Rawls’ leadership of Xome during a process of strategic review and disposition.

Grants of Plan Based Awards for 2022

The following table sets forth, for each of our NEOs, the grants of awards under any plan during the year 2022, as described in further detail in the sections titled “Annual Cash Incentive Awards” and “Long-Term Incentive Awards:”

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Date of Compensation Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Jay Bray

Annual Bonus	—	—	1,250,000	2,500,000	5,000,000	—	—	—	—	—

Incentive Plan-PSUs	3/01/2022	—	—	—	—	1,875,000	3,750,000	7,500,000	—	3,750,172

Incentive Plan-RSUs	3/01/2022	2/09/2022	—	—	—	—	—	—	68,857	3,500,001

Christopher Marshall

Annual Bonus	—	—	750,000	1,500,000	3,000,000	—	—	—	—	—

Incentive Plan-PSUs	3/01/2022	—	—	—	—	1,075,000	2,150,000	4,300,000	—	2,150,092

Incentive Plan-RSUs	3/01/2022	2/09/2022	—	—	—	—	—	—	39,347	2,000,008

Jaime Gow

Annual Bonus	—	—	180,000	360,000	720,000	—	—	—	—	—

Incentive Plan-RSUs	3/01/2022	2/09/2022	—	—	—	—	—	—	5,903	300,049

Kurt Johnson

Annual Bonus	—	—	230,000	460,000	920,000	—	—	—	—	—

Incentive Plan-RSUs	3/01/2022	2/09/2022	—	—	—	—	—	—	9,837	500,015

Michael Rawls

Annual Bonus	—	—	540,000	1,080,000	2,160,000	—	—	—	—	—

Incentive Plan-RSUs	3/01/2022	—	—	—	—	—	—	—	14,756	750,047

Incentive Plan -RSUs	3/01/2022	—	—	—	—	—	—	—	8,027	408,012

(1)

The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represent the potential payouts of awards under our annual bonus plan subject to the achievement of certain performance measures. The actual amount of the awards made to our NEOs is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

The amounts reported in the Estimated Future Payouts Under Equity Incentive Plan Awards column represent the threshold, target and maximum number of shares issuable with respect to performance share units granted in March 2022. The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s total stockholder return over a one-year and a three-year period commencing on March 1, 2022. (see “Compensation Discussion and Analysis – Long-Term Incentive Awards”).

(3)	Represents awards of time-based restricted stock units that vest in one-third installments on each of the first three anniversaries of the grant date of the award.

(4)

Represents the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation excluding the effect of estimated forfeitures during the applicable vesting periods, of RSUs or PSUs granted to our NEOs. The March 1, 2022 RSU awards were valued at $50.83 per share. The RSUs are valued using the closing stock price of the last trading date prior to the grant. Each of the PSU awards was valued at $57.89 per share. The PSUs are valued using a 20-day VWAP price through 2/25/2022 and a 25% premium. Assumptions used for determining the value of the awards reported in these columns are set forth in our Annual Report on Form 10-K for the year ended December 31, 2022 in Note 14 to the Consolidated Financial Statements, “Stockholders’ Equity and Employee Benefit Plans.”

Outstanding Equity Awards at Fiscal Year End

The following table sets forth, for each of our NEOs, their outstanding equity awards as of December 31, 2022, as described in greater detail in the in the section “Long-Term Incentive Awards:”

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)(1)

Jay Bray	12/01/2018	469,170(2)	18,827,792	—	—

	3/13/2020	—	—	393,680(3)	15,798,378

	3/08/2021	—	—	168,666(4)	6,768,567

	3/01/2022	68,857(5)	2,763,231	32,391(6)	1,299,831

Christopher Marshall	5/01/2019	214,478(7)	8,607,002	—	—

	3/13/2020	—	—	168,722(3)	6,770,814

	3/08/2021	—	—	88,772(4)	3,562,420

	3/01/2022	39,347(8)	1,578,995	18,571(6)	745,234

Jaime Gow	3/02/2020	2,604(9)	104,499	—	—

	3/01/2021	4,244(10)	170,312	—	—

	3/01/2022	5,903(11)	236,887	—	—

Kurt Johnson	3/02/2020	2,604(9)	104,499	—	—

	3/01/2021	6,363(12)	255,347	—	—

	3/01/2022	9,837(13)	394,759	—	—

Michael Rawls	3/13/2020	26,033(14)	1,044,704	—	—

	3/01/2021	21,209(15)	851,117	—	—

	3/01/2022	22,783(16)	914,282	—	—

				—	—

(1)	Based on the closing market price of our common stock on December 30, 2022, which was $40.13.

(2)	This award of restricted stock units is subject to vesting. 234,585 units vested on March 1, 2023, and 234,585 units will vest on March 1, 2024.

(3)

Because the actual performance achieved for the TSR performance condition was above the maximum performance level on December 31, 2022, the number of shares underlying the awards is based on maximum financial performance. On March 2, 2023, the Compensation Committee determined that three-year performance was above the maximum performance level, and Mr. Bray earned 393,680 shares and Mr. Marshall earned 168,722 shares.

(4)

Because the actual performance achieved for the TSR performance condition was above the maximum performance level on December 31, 2021, the number of shares underlying the awards is based on maximum financial performance. On March 8, 2022, the Compensation Committee determined that one-year performance was above the maximum performance level, and Mr. Bray earned 84,330 shares and Mr. Marshall earned 44,384 shares.

(5)	This award of restricted stock units is subject to vesting. 22,929 units vested on March 1, 2023, 22,929 units will vest on March 1, 2024, and 22,999 units will vest on March 1, 2025.

(6)

The actual performance achieved for the TSR performance condition was below the threshold performance level on December 31, 2022, and the number of shares underlying the awards is based on threshold financial performance. On March 2, 2023, the Compensation Committee determined that one-year performance was below the threshold performance level, and Messrs. Bray and Marshall did not earn any shares.

(7)	This award of restricted stock units is subject to vesting. 107,239 units vested on March 1, 2023, and 107,239 units will vest on March 1, 2024.

(8)	This award of restricted stock units is subject to vesting. 13,102 units vested on March 1, 2023, 13,103 units will vest on March 1, 2024, and 13,142 units will vest on March 1, 2025.

(9)	This award of restricted stock units is subject to vesting. 2,604 units vested on March 2, 2023.

(10)	This award of restricted stock units is subject to vesting. 2,118 units vested on March 1, 2023, and 2,126 units will vest on March 1, 2024.

(11)	This award of restricted stock units is subject to vesting. 1,965 units vested on March 1, 2023, 1,966 units will vest on March 1, 2024 and 1,972 units will vest on March 1, 2025.

(12)	This award of restricted stock units is subject to vesting. 3,176 units vested on March 1, 2023 and 3,187 units will vest on March 1, 2024.

(13)	This award of restricted stock units is subject to vesting. 3,275 units vested on March 1, 2023, 3,276 units will vest on March 1, 2024 and 3,286 units will vest on March 1, 2025.

(14)	This award of restricted stock units is subject to vesting. 26,033 units vested on March 1, 2023.

(15)	This award of restricted stock units is subject to vesting. 10,588 units vested on March 1, 2023 and 10,621 units will vest on March 1, 2024.

(16)	This award of restricted stock units is subject to vesting. 7,585 units vested on March 1, 2023, 7,587 units will vest on March 1, 2024 and 7,611 units will vest on March 1, 2025.

Stock Vested for 2022

The following table provides information on the vesting of shares of Mr. Cooper Group common stock for our NEOs in 2022:

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Jay Bray	343,197	16,897,545

Christopher Marshall	175,906	8,657,954

Jaime Gow	10,400	477,647

Kurt Johnson	14,879	744,909

Michael Rawls	71,044	3,488,330

Potential Payments upon Termination or Change of Control

We do not have individual change in control agreements or employment agreements with any of our NEOs. The following table sets forth the value of benefits that would have been payable to our NEOs upon the occurrence of various termination events assuming a termination of employment on December 31, 2022, given their compensation levels and, where applicable, Mr. Cooper Group’s closing stock price on that date. Also, the table reflects potential payments related to a change-in-control and subsequent qualified termination within a specified window. The amounts shown in the table do not include payments and benefits, such as accrued salary and accrued vacation, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. If the termination of employment was due to disability, all salaried employees, including our NEOs, are entitled to receive a monthly long-term benefit of up to $25,000, which would begin six months following the determination of disability and continue until the person reaches the age of 65 years. The actual amounts to be paid can only be determined at the time of a NEO’s separation from the Company or a change in control and include the accelerated vesting of previously awarded but unvested equity awards.

Name	Death ($)	Disability ($)	Termination Without Cause ($)	Change in Control ($)

Jay Bray
Salary	—	—	—	—
Annual Bonus	—	—	—	—
Accelerated Vesting of RSUs	21,591,024(1)	21,591,024(1)	—	21,591,024(1)
Accelerated Vesting of PSUs	27,766,268(1)	27,766,268(1)	—	27,766,268(1)
Medical Coverage	—	—	—	—
Life Insurance	500,000(2)	—	—	—

Total	49,857,292	49,357,292	—	49,357,292

Christopher Marshall
Salary	—	—	—	—
Annual Bonus	—	—	—	—
Accelerated Vesting of RSUs	10,185,997(1)	10,185,997(1)	—	10,185,997(1)
Accelerated Vesting of PSUs	13,314,171(1)	13,314,171(1)	—	13,314,171(1)
Medical Coverage	—	—	—	—
Life Insurance	500,000(2)	—	—	—

Total	24,000,168	23,500,168	—	23,500,168

Jaime Gow
Salary	—	—	400,000(3)	—
Annual Bonus	—	—	500,000(4)	—
Accelerated Vesting of RSUs	511,698(1)	511,698(1)	268,349(1)	511,698(1)
Medical Coverage	—	—	—	—
Life Insurance	500,000(2)	—	—	—

Total	1,011,698	511,698	1,168,349	511,698

Kurt Johnson
Salary	—	—	400,000(3)	—
Annual Bonus	—	—	600,000(4)	—
Accelerated Vesting of RSUs	754,605(1)	754,605(1)	363,377(1)	754,605(1)
Medical Coverage	—	—	—	—
Life Insurance	500,000(2)	—	19,270(5)	—

Total	1,254,605	754,605	1,382,647	754,605

Michael Rawls
Salary	—	—	—	—
Annual Bonus	—	—	—	—
Accelerated Vesting of RSUs	2,810,103(1)	2,810,103(1)	—	2,810,103(1)
Medical Coverage	—	—	—	—
Life Insurance	500,000(2)	—	—	—

Total	3,310,103	2,810,103	—	2,810,103

(1)

Pursuant to the award agreements granting each of Messrs. Bray and Marshall RSUs under our 2012 Incentive Compensation Plan, in the event our NEO’s employment terminates as a result of his death or disability or in the event of a change in control, all unvested RSU awards shall immediately vest. Pursuant to the RSU award agreements granting each of Messrs. Bray, Marshall, Gow, Johnson and Rawls RSU awards under our 2019 Omnibus Incentive Plan, in the event our NEO’s employment terminates as a result of his death or disability or prior to the first anniversary of a change in control, without cause or for good reason, all unvested RSU awards shall immediately vest. Pursuant to the PSU award agreements granting each of Messrs. Bray and Marshall PSU awards under our 2019 Omnibus Incentive Plan, in the event our NEO’s employment terminates (a) as a result of his death or disability, a pro-rated amount of PSUs shall immediately vest based on actual performance on the date of the death or disability and (b) without cause or for good reason prior to the first anniversary of a change in control, all unvested PSUs shall immediately vest based on actual performance through the date the change in control. Pursuant to each of the offer letters described above with Messrs. Gow and Johnson, upon a termination of employment by us without cause, or if he terminates his employment for good reason, during the initial twenty-four months in his current role, he is entitled to accelerated vesting of the next tranche of restricted stock units scheduled to vest for each grant awarded. This is based on the closing market price of $40.13 on December 30, 2022.

(2)	All salaried employees are entitled to a death benefit of two times their annual salary up to $500,000. These payments would be made pursuant to insurance policies maintained by us.

(3)

Represents an amount equal to his base salary as of December 31, 2022. Pursuant to each of the offer letters described above with Messrs. Gow and Johnson, upon a termination of employment by us without cause, or if he terminates his employment for good reason, during the initial twenty-four months in his current role, he is entitled to 12 months of base salary.

(4)

Pursuant to each of the offer letters described above with Messrs. Gow and Johnson, upon a termination of employment by us without cause, or if he terminates his employment for good reason, during the initial twenty-four months in his current role, he is entitled to 100% of the higher of his target bonus or his prior year’s bonus.

(5)

Pursuant to the offer letters described above with Mr. Johnson, upon a termination of employment by us without cause, or if he terminates his employment for good reason, he is entitled to up to 12 months of continued coverage under our medical plan.

CEO Pay Ratio

Under the SEC rules adopted pursuant to the Dodd-Frank Act of 2010, we calculated the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chairman & Chief Executive Officer. The pay ratio below is based on our Chairman & Chief Executive Officer’s 2022 total annual compensation.

Median employee total annual compensation	$51,973

CEO total annual compensation	$10,762,373

Ratio of CEO to median employee compensation	207:1

We identified the median employee by using total cash compensation (salary, wages and bonus) as reflected in our payroll records for India and the U.S., as reported to the Internal Revenue Service on Form W-2 for fiscal year 2022 for U.S. employees, who were employed by us on December 31, 2022, the last day of our payroll year, excluding our Chairman & Chief Executive Officer. We included all employees, whether employed on a full-time, part-time, or seasonal basis. Our employee population as of December 31, 2022 consisted of approximately 6,600 individuals. We did not make any assumptions, adjustments, or estimates with respect to compensation and did not annualize the compensation for any full-time employees that were not employed by us for all of 2022. With respect to the annual total compensation of our Chairman & Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table above.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance
The SEC has adopted a rule requiring annual disclosure of
pay-versus-performance
which shows the relationship between executive compensation actually paid and the Company’s performance. The following pay versus performance disclosure is based on upon permitted methodology, pursuant to the SEC guidance under Item 402(v) of Regulation
S-K.
Our CEO is the principal executive officer (“PEO”). The following table sets forth information concerning the compensation of our PEO and other NEOs for each of the fiscal years ending December 31, 2020, 2021 and 2022 and our financial performance for each such fiscal year:

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1,2,3)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs (1,2,3)	TSR	Peer Group TSR (4)	Net Income (millions)	Tangible Book Value (millions)
2022	$10,762,373	$10,654,884	$2,808,655	$ 2,810,727	$321	$111	$ 923	$3,929

2021	$ 8,761,455	$19,701,296	$3,359,019	$ 5,536,118	$333	$126	$1,454	$3,233

2020	$ 9,261,290	$40,893,899	$3,689,256	$12,707,838	$248	$ 96	$ 307	$2,353

(1)
The PEO in each covered year is Mr. Bray. The
Non-PEO
NEOs for whom the average compensation is presented in this table are: for fiscal 2022, Messrs. Gow, Johnson, Marshall and Rawls; for fiscal 2021 and 2020, Messrs. Burns, Ebers, Marshall and Rawls.

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table total with certain adjustments as described in footnote 3 below.

(3)	Adjustments:

	2020		2021		2022

	PEO	Average non- PEO NEOs	PEO	Average non- PEO NEOs	PEO	Average non- PEO NEOs

Total Amounts Reported in the Summary Compensation Table for Applicable FY	$9,261,290	$3,689,256	$8,761,455	$3,359,019	$10,762,373	$2,808,655

Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(3,500,000)	$(937,504)	$(4,750,000)	$(1,612,511)	$(7,250,173)	$(1,527,056)

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$16,442,974	$3,646,734	$7,960,519	$2,036,075	$4,777,273	$1,069,909

Increase/deduction for Awards Granted during a Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$18,658,901	$6,298,140	$6,974,323	$1,453,292	$(1,107,235)	$(163,698)

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	–	–	–	–	–	–

Increase/deduction for Awards Granted during a Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$30,734	$11,212	$754,999	$300,243	$3,472,646	$622,917

Deduction of ASC 718 Fair Value of Awards Granted during a Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	–	–	–	–	–	–

Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	–	–	–	–	–	–

Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	–	–	–	–	–	–

Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	–	–	–	–	–	–

Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	–	–	–	–	–	–

TOTALS	$40,893,899	$12,707,838	$19,701,296	$5,536,118	$10,654,884	$2,810,727

(4)
We selected the S&P Composite 1500 Financials Index as our peer group for purposes of this disclosure. This index is also utilized in (a) our Annual Reports on Form
10-K
in connection with the required performance graph and (b) our 2023 PSU plan to measure relative TSR.

Relationship Between Pay and Performance
The charts below reflect the CA
P
for the Company’s PEO and the average CAP for the
non-PEO
NEOs, respectively, and their relation to TSR, net income and the Company’s selected measure, tangible book value.

*
Peer Group TSR is S&P Composite 1500 Financials index

As demonstrated in the tables above, the amount of CAP is generally aligned with (a) Company TSR, (b) Company net income and (c) tangible book value. The Company’s TSR consistently outperformed the S&P Composite 1500 Financials Index over the reporting period.
CAP to the CEO and to the other NEOs was highest in the reporting period when the Company achieved its highest share price growth. This is primarily a result of Messrs. Bray and Marshall having significant equity-based portions of their compensation that is dependent on share price, as the Company uses a Monte Carlo model valuation method for valuing its performance share awards, and share price is a significant input of the model. In 2020, our share price grew approximately 150% from $12.51 to $31.03, thus increasing Monte Carlo valuations. Additionally, Messrs. Bray, Marshall and Rawls received a
5-year
retention RSU grant after our merger with WMIH Corp., which increased CAP.
In 2021, we benefited from a low interest rate environment and net income grew from $307M to $1,454M. However, CAP decreased due to leveling of the valuation model from the significant increase in 2020. In 2022, we saw one of the biggest mortgage rate increases on record, creating a challenging environment for the industry. Our net income decreased reflecting the sen sit
ivity of mortgage industry profitability to interest rates, especially in the Originations segment, while CAP continued to level off.
2022 Performance Measures
For fiscal year 2022, our Compensation Committee identified the performance measures listed below (listed in no particular order) as the most important in its compensation-setting process for our NEOs:

Financial Performance Measures

Tangible Book Value	TSR	Adjusted EBT

The Compensation Committee identified tangible book value, TSR and Adjusted EBT as our “most important” measures that are tied to executive compensation outcomes. These measures are used in our incentive awards, whic
h constitute the largest share of our NEO’s pay. These measures influence payout decisions and impact the value of the Company, which in turn is reflected in the value of CAP for our PEO and NEOs. Refer to our Compensation Discussion and Analysis section above and Annex
A—Non-GAAP
Measures for definitions of
non-GAAP
measures utilized herein.
Equity Compensation Plan Information
The following table sets forth information as of December 31, 2022, with respect to shares of common stock that may be issued under our Incentive Plan:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans

Equity Compensation Plans approved by stockholders (1)	—	—	14,428,144

Equity Compensation Plans not approved by stockholders	—	—	—

Total	—	—	14,428,144

(1)
For additional information, please see Note 14 to the Consolidated Financial Statements, “Stockholders’ Equity and Employee Benefit Plans” in our Annual Report on Form
10-K
for the year ended December 31, 2022.

PROPOSAL 2: ADVISORY VOTE ON SAY ON PAY

In accordance with Section 14A of the Exchange Act, we are providing stockholders with an opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the rules of the SEC.

The Compensation Committee regularly reviews the compensation programs for our NEOs to ensure that they achieve the desired goals of aligning the interests of executive management with stockholders, attracting, retaining and motivating high-quality executive officers and creating long-term value. We urge you to read the Compensation Discussion and Analysis section of this proxy statement, which describes how the executive compensation program reflects our compensation philosophy and objectives and the decisions made by the Compensation Committee for 2022 in detail.

We are asking stockholders to indicate their support for the NEO compensation described in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board values stockholders’ opinions, and the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS A VOTE FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.

AUDIT FUNCTION

Report of the Audit & Risk Committee

Management is responsible for our overall financial reporting process. Ernst & Young LLP is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. The Audit & Risk Committee’s responsibility is to monitor and oversee these processes. The Audit & Risk Committee is also solely responsible for the selection and termination of our independent registered public accounting firm, including the approval of audit fees and any non-audit services provided by and fees paid to the independent registered public accounting firm.

In this context, the Audit & Risk Committee:

•

has met and held discussions with management of the Company, who represented to the Audit & Risk Committee that our audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles;

•

has reviewed and discussed the audited consolidated financial statements and discussed with the independent registered public accounting firm the matters required to be discussed under the applicable standards adopted by the Public Company Accounting Oversight Board;

•

has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit & Risk Committee concerning independence and discussed with the independent registered public accounting firm its independence; and

•	participated in the certification process relating to the filing of certain reports pursuant to the Exchange Act.

Based on the review and discussions referred to above, the Audit & Risk Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

This report was submitted by the Audit & Risk Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

Members of the Audit & Risk Committee*

Roy Guthrie, Chair
Michael Malone
Steven Scheiwe

*

On February 9, 2023, the composition of our Audit & Risk Committee changed. Throughout 2022 and until February 9, 2023, the members were Mr. Guthrie (Chair), Mr. Malone and Mr. Scheiwe. These individuals are listed on the report above in the roles in which they served at the time matters in this report were discussed.

PROPOSAL 3: RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITORS

The Audit & Risk Committee has appointed Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2023. The Board is asking stockholders to ratify this appointment. Although SEC regulations and NASDAQ listing requirements require our independent registered public accounting firm to be engaged, retained and supervised by the Audit & Risk Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and a key corporate governance issue. If the appointment of E&Y is not ratified, the matter of the appointment of the independent registered public accounting firm will be re-considered by the Audit & Risk Committee.

We anticipate that a representative of E&Y will attend the annual meeting, will be available to respond to appropriate questions and will have an opportunity to make a statement.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by E&Y for each of the last two fiscal years:

	2022	2021

Audit Fees(1)	$4,941,113	$5,749,000

Audit-Related Fees(2)	821,000	801,000

Tax Fees(3)	1,077,637	1,227,774

All Other Fees(4)	2,132	11,912

Total	$6,841,882	$7,789,686

(1)

Audit fees include fees related to the annual integrated audits of our consolidated financial statements, including internal control over financial reporting, the reviews of our interim consolidated financial statements related to our quarterly reports on Form 10-Q and other services that generally only the independent registered public accountant can provide such as the issuance of comfort letters and consents

(2)

Audit-related fees generally include fees related to the performance of other attest engagements under professional auditing standards, including internal control-related engagements, Regulation AB and other servicer compliance-related engagements and the audit of an employee benefit plan.

(3)

Tax fees relate to the performance of tax compliance services, including the preparation, review and filing of tax returns and consulting services for various matters, including an assessment of certain federal and state tax credits.

(4)	This amount relates to the subscription to E&Y’s web-based accounting and auditing research library as well as assessment procedures related to an operational control related engagement.

Audit & Risk Committee’s Pre-Approval Policies and Procedures

The Audit & Risk Committee must approve any service to be performed by our independent registered public accounting firm in advance of the service being performed. The Audit & Risk Committee approved in advance the services performed in 2022 and 2021 by our independent registered public accounting firms.

BENEFICIAL OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows, as of March 13, 2023, the beneficial ownership of shares of Mr. Cooper Group common stock by: (a) each director, (b) our NEOs for 2022, (c) all of our directors and executive officers as a group and (d) each stockholder known to us to beneficially own more than 5% of Mr. Cooper Group common stock. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of Mr. Cooper Group common stock or the individual has the right to acquire the shares within 60 days of March 13, 2023.

Name	Shares beneficially owned(1)	% of shares outstanding

Directors and NEOs

Jay Bray(2)	1,065,558	1.52%
Busy Burr(3)	32,250	*
Roy Guthrie(3)	66,442	*
Daniela Jorge(3)	3,143	*
Michael Malone(3)	113,832	*
Shveta Mujumdar(3)	21,485	*
Tagar Olson(3)	19,251	*
Steven Scheiwe(3)(4)	77,344	*
Jaime Gow	—	*
Kurt Johnson	41,324	*
Christopher Marshall	669,549	*
Michael Rawls	71,136	*
All directors and executive officers as a group (12 persons)(5)		3.11%

5% Stockholders

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,694,699(6)	15.25%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	7,369,276(7)	10.51%

*	Indicates less than one percent.

(1)	Includes with respect to each of the following NEOs, directors and all executive officers and directors as a group, restricted stock units which vest within 60 days of March 13, 2023:

Name	Restricted Stock Units

Directors and NEOs

Jay Bray	—
Busy Burr	2,514
Roy Guthrie	2,514
Daniela Jorge	3,143
Michael Malone	2,514
Shveta Mujumdar	2,514
Tagar Olson	2,514
Steven Scheiwe	2,514
Kurt Johnson	—
Christopher Marshall	—
Carlos Pelayo	—
Michael Rawls	—

All directors and executive officers as a group (12 persons)	18,227

(2)	Includes 645,871 shares held in the name of the Jesse K. Bray Living Trust, under which Mr. Bray is the trustee.

(3)

Total includes shares for which no voting or investment power currently exists, the receipt of which has been deferred by (a) Ms. Burr in the amount of 16,047 shares, (b) Mr. Guthrie in the amount of 49,471 shares, (c) Ms. Jorge in the amount of 3,143 shares, (d) Mr. Malone in the amount of 49,471 shares, (e) Ms. Mujumdar in the amount of 5,965 shares, (f) Mr. Olson in the amount of 19,251 shares and (g) Mr. Scheiwe in the amount of 19,251 shares, who could obtain their respective deferred shares within 60 days of March 13, 2023 under certain circumstances.

(4)	Includes 32,803 shares held in the name of the Scheiwe Family Living Trust, under which Mr. Scheiwe is a trustee.

(5)	Includes Mr. Pelayos and excludes Mr. Gow who ceased being an executive officer on March 6, 2023.

(6)

Based on a Schedule 13G/A filed with the SEC on January 23, 2023, by BlackRock, Inc. According to the filing, the beneficial owner has indicated that it has sole voting power to vote 10,544,135 shares and sole dispositive power with respect to 10,694,699 shares. These stockholders have indicated that the aggregate amount beneficially owned by each reporting person is 10,694,699 shares.

(7)

Based on a Schedule 13G/A filed with the SEC on February 9, 2023, by The Vanguard Group. According to the filing, the beneficial owner has indicated that it has no sole voting power, shared voting power to vote 61,972 shares, sole dispositive power with respect to 7,238,171 shares and shared dispositive power with respect to 131,105 shares. These stockholders have indicated that the aggregate amount beneficially owned by each reporting person is 7,369,276 shares.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related-Party Transaction Policy

The Board recognizes the importance of avoiding conflicts of interest between us and our employees, directors and affiliates of our employees and directors and any person who is the beneficial owner or more than 5% of Mr. Cooper Group voting securities (each, a “related party”). Our Code of Business Conduct and Ethics requires directors and executive officers, including their affiliates, to avoid any activity, interest or relationship that would create, or might appear to others to create, a conflict of interest with us. Accordingly, our Board has adopted a written policy regarding the approval of any related-party transaction, which is any transaction or series of transactions involving us or any of our consolidated subsidiaries and a related party where the aggregate amount involved will or may be expected to exceed $120,000 and the related party has a direct or indirect material interest. In addition, under our policy, the provision of mortgage origination and mortgage servicing to our directors, executive offices and their immediate family members is not considered a related-party transaction, provided that the transaction is (a) on substantially the same terms for comparable services provided to non-affiliates or (b) pursuant to Company policy or programs.

Pursuant to this policy and our related procedures, directors (including director nominees), executive officers and employees are required to report to our legal department any related-party transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and the interests of the Company. These transactions are then reported to the NCG Committee. The disinterested members of the NCG Committee who do not have material direct or indirect interests evaluates each related-party transaction to determine if the transaction is fair, reasonable and within Company policy and whether it should be ratified and approved. Additionally, the NCG Committee may determine that the Board should approve or ratify any related-party transaction. If the chairman of the NCG Committee determines that it is not practicable or desirable for the Company to wait until the next regularly-scheduled meeting of the NCG Committee, the chairman may approve or ratify related-party transactions and report to the full NCG Committee at its next regularly-scheduled committee meeting any approvals or ratifications made by the chairman. In addition, we also make inquiries of management personnel and, as appropriate, third parties and other resources for purposes of identifying related-party transactions. The NCG Committee considers various factors, including the benefit of the transaction to the Company, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of the Company’s business, the direct or indirect nature of the related-person’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related-party transaction under applicable law and listing standards.

OTHER MATTERS

The Board knows of no other matters to be brought before the 2023 Annual Meeting of Stockholders. If matters other than the ones listed in this proxy statement properly come before the 2023 Annual Meeting of Stockholders or any adjournment or postponement thereof, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based on our records and other information, we believe that in 2022, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were properly met, except that (a) a Form 4 for Mr. Bray was filed before market open the day after its due date due to an inadvertent administrative error and (b) a Form 5 was filed for Mr. Gow covering shares forfeited to pay tax withholding obligations upon the vesting of an equity award.

Stockholder Proposals

Stockholder Proxy Proposal Deadline

Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals will need to be received by us not later than December 1, 2023, in order to be eligible for inclusion in our proxy statement and form of proxy with respect to the 2023 Annual Meeting of Stockholders. Stockholder proposals must be sent to us at Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary.

Stockholder Business – Annual Meeting

Stockholders who wish to introduce an item of business at an annual meeting of stockholders may do so in accordance with our Bylaw procedures. A stockholder desiring to bring a proper subject of business before the 2024 Annual Meeting of Stockholders, without inclusion of such proposal in the proxy statement, must provide a written notice timely received by us not sooner than December 1, 2023, but not later than December 31, 2023, at our principal executive offices. Any notice of intent to introduce an item of business at an annual meeting of stockholders must, among other things, contain the name and address of the stockholder and a representation that the stockholder is a holder of record and that the stockholder intends to appear in person or by proxy at the meeting. A complete listing of the other requirements the advance notice must meet is found in Section 2.13 of our Bylaws. A complete copy of our Bylaws may be found on our website at www.mrcoopergroup.com or by writing to Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 12, 2024.

The chairman of the annual meeting may refuse to allow the transaction of any business not presented in compliance with the foregoing procedures.

GENERAL INFORMATION ABOUT

THE ANNUAL MEETING AND VOTING

What is the purpose of this proxy statement?

The purpose of this proxy statement is to provide information regarding matters to be voted on at our 2023 Annual Meeting of Stockholders. Additionally, it contains certain information that the SEC and NASDAQ require us to provide to our stockholders. This proxy statement is also the document used by our Board to solicit proxies to be used at the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if they cannot attend the annual meeting.

When and where will the 2023 Annual Meeting of Stockholders be held?

The annual meeting will be held on May 11, 2023, at the Four Points by Sheraton – Dallas/Fort Worth Airport North, 1580 Point West Blvd., Coppell, TX 75019 at 9:00 a.m., central time.

What will be voted on and how many votes are required to elect directors and adopt other proposals?

Proposal	Votes Required
Election of Directors	Majority of the votes present in person or by proxy entitled to vote

Say on Pay Vote	Affirmative vote of a majority of Mr. Cooper Group common stock present in person or by proxy entitled to vote

Ratification of Ernst & Young LLP as our independent auditors for 2023	Affirmative vote of a majority of Mr. Cooper Group common stock present in person or by proxy entitled to vote

We also will consider any other business that may properly come before the annual meeting.

Who may vote at the annual meeting?

All stockholders who owned Mr. Cooper Group common stock at the close of business on the record date of March 13, 2023, may attend and vote at the annual meeting.

Are Proxy Materials available via the Internet?

Under rules adopted by the SEC, we primarily furnish proxy materials to our stockholders on the Internet, rather than mailing paper copies of the materials (including our 2022 Annual Report to each stockholder. If you received a notice regarding the availability of proxy materials (the “Notice”) by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you on how you may vote your shares. The Notice will also instruct you on how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

How do I vote?

You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting. To vote by proxy:

By internet

•	Go to the website www.proxypush.com/COOP and follow the instructions, 24 hours a day, seven days a week.

•	You will need the control number included on your proxy card to vote online.

By telephone

•	From a touch-tone telephone, dial 866-395-4184 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the control number included on your proxy card in order to vote by telephone.

By mail

•	Mark your selections on the proxy card that accompanies this proxy statement.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope provided to you.

To vote by proxy, you must properly complete and return the enclosed proxy card in a timely manner. If you vote by proxy, your shares will be voted as you indicate on the card. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as the Board recommends.

Can I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Corporate Secretary, provided such statement is received no later than May 10, 2023;

•	voting again by Internet or telephone at a later time before the closing of those voting facilities;

•	submitting a properly signed proxy card with a later date that is received no later than May 10, 2023; or

•	attending the annual meeting, revoking your proxy and voting.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy at the annual meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

How many votes do I have?

You will have one vote for each share of Mr. Cooper Group common stock which you owned at the close of business on March 13, 2023, the record date for the annual meeting.

How many shares of Company Stock are eligible to vote at the annual meeting?

At the close of business on March 13, 2023, the record date of the annual meeting, there was a total of 70,120,043 shares of Mr. Cooper Group common stock outstanding and eligible to vote at the annual meeting.

How many shares must be present to hold the annual meeting?

The presence, in person or by proxy, of the holders of at least a majority in voting power of the outstanding shares of the Company Stock, voting together as a single class, entitled to vote at the meeting is necessary to constitute a quorum. Shares are counted as present at the annual meeting if stockholders are present in person or a proxy card has been properly submitted by or on behalf of stockholders. Votes to abstain, referred to as “abstentions,” and broker non-votes are counted for purposes of determining the presence of a quorum.

What if I hold my shares in a brokerage account?

If you hold your shares in a brokerage account, the shares are said to be held in “street name.” In this case your broker will send you a package, including a voter instruction card which will ask you how you want your shares to be voted. If you give your broker instructions, the broker will vote your shares as you direct. If you do not give your broker instructions (these shares are often referred to as broker non-votes) and the proposal involves a “routine” matter, then NASDAQ rules provide brokers with discretionary power to vote your shares. However, if a proposal involves a “non-routine” matter, then brokers are not permitted to vote your shares without instructions from you.

What is a Broker Non-Vote?

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on these matters. Please instruct your broker so your vote can be counted.

If I abstain, what happens to my vote?

If you choose to abstain in voting on the Election of Directors, your abstention will have no effect, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST.

If you choose to abstain in voting on any other matter, your abstention will be counted as a vote AGAINST the proposal, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST plus votes ABSTAINING.

How do I attend the annual meeting?

If you plan to attend the meeting in person, please RSVP via email to secretary@mrcooper.com with RSVP as the subject line no later than 5:00 p.m. central time on May 10, 2023. Admission to the annual meeting is limited to Mr. Cooper Group stockholders or their proxy holders. In order to be admitted to the annual meeting, each stockholder will be asked to present proof of stock ownership and valid government-issued photo identification, such as a driver’s license. Proof of stock ownership may consist of the proxy card, or if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that you beneficially owned shares of Mr. Cooper Group common stock at the close of business on March 13, 2023, the record date for the annual meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

How do I obtain more information about Mr. Cooper Group

We file annual, quarterly and current reports, proxy statements and other information with the SEC which is available on the website maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Mr. Cooper Group Inc., at 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary, and can also be accessed through our website. We will furnish without charge to each person whose proxy is being solicited, upon oral or written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC, excluding the exhibits, by first class mail or other equally prompt means within one business day of receipt of such request. Request for copies of such report should be directed to our Corporate Secretary at the above address or at 469-549-2000.

What is “householding”?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address. This process which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single copy of the proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Stockholders who participate in householding will continue to receive separate proxy or voting instruction cards.

Once a stockholder receives notice from his or her broker or us that they will be householding materials to his or her address, householding will continue until the stockholder revokes the consent. If you are not eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please send your request to Mr. Cooper Group Inc. at 8950 Cypress Waters Boulevard, Coppell, Texas 75019, Attention: Corporate Secretary. You may also make written or oral requests by contacting us at this address or calling 469-549-2000 if you participate in householding and wish to receive a separate copy of these documents (in which case we will promptly deliver a separate copy to you), or if, at any time, you no longer wish to participate in householding. You should notify your broker if the shares are held in a brokerage account or us if you hold registered shares. We can be notified by sending a written request to the above address.

ANNEX A – NON-GAAP MEASURES

We provide certain non-GAAP financial measures in this proxy statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States. The Company utilizes non-GAAP financial measures as the measures provide additional information to assist investors in understanding and assessing our business segments’ ongoing performance and financial results, as well as assessing our prospects for future performance. This annex includes additional information regarding these measures.

Adjusted operating financial measures facilitate a meaningful analysis and allow more accurate comparisons of our ongoing business operations because they exclude items that may not be indicative of or are unrelated to the Company’s and our business segments’ core operating performance and are better measures for assessing trends in our underlying businesses. These notable items are consistent with how management views our businesses. Pretax operating income in the servicing segment eliminates the effects of mark-to-market adjustments which primarily reflects unrealized gains or losses based on the changes in fair value measurements of MSRs and their related financing liabilities for which a fair value accounting election was made. These adjustments, which can be highly volatile and material due to changes in credit markets, are not necessarily reflective of the gains and losses that will ultimately be realized by the Company. Pretax operating income in the servicing segment also eliminated a $4 million accounting item for corporate actions in 2022.

Operating return on tangible common equity is a non-GAAP financial measure that is computed by dividing adjusted net income (operating income) by average tangible common equity (also known as tangible book value). Tangible common equity equals total stockholders’ equity less goodwill and intangible assets. The annual average is calculated by taking the quarterly averages of beginning and ending period. Management believes that operating return on tangible common equity is a useful financial measure because it measures the performance of a business consistently and enables investors and others to assess the Company’s use of equity.

Tangible book value is a non-GAAP financial measure that is defined as stockholders’ equity less goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible book value by the number of common shares outstanding. Management believes tangible book value and tangible book value per share are useful metrics to investors because they provide a more accurate measure of the realizable value of stockholder returns, excluding the impact of goodwill and intangible assets.

The following tables reconcile (a) GAAP return on common equity to operating return on tangible common equity (b) GAAP book value and GAAP book value per share to tangible book value and tangible book value per share, respectively and (c) GAAP pretax income to pretax operating income in the Serving segment.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

$ mm’s	2022

Pretax income	$1,214

Income tax expense	(291)

Net income	$923

Return on common equity (ROCE)(1)	23.3%

Average book value(2)	$3,958

Pretax income	$1,214
Other mark-to-market	(812)
Sagent Transaction	(223)
Accounting items / other	66
Intangible amortization	6

Pretax operating income	$251
Income tax expense(3)	(61)

Operating income	$190
Operating return on tangible common equity (ROTCE)	5.0%

Average tangible book value	$3,827

Servicing pretax income	$1,086

Other mark-to-market	(812)

Accounting items / other	4
Servicing pretax operating income	$278

(1)	ROCE is computed by dividing earnings by the average of quarterly BV averages

(2)	Average of quarterly BV averages of $3,672 for 1Q’22, $4,007 for 2Q’22, $4,071 for 3Q’22, and $4,081 for 4Q’22

(3)	Assumes GAAP tax-rate of 24.2% and does not give credit to cash flow benefits of the DTA

$ mm’s, except per share amounts	December 31, 2021	December 31, 2022	Y/Y Change

Stockholders’ equity (BV)	$3,367	$4,057
Goodwill	(120)	(120)

Intangible assets	(14)	(8)

Tangible book value (TBV)	$3,233	$3,929
Ending shares of common stock outstanding (mm’s)	73.8	69.3

BV/share	$45.64	$58.57	28%

TBV/share	$43.82	$56.72	29%

Mr. CooperGroup

P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/COOP Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-395-4184 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Mr. Cooper Group Inc. Annual Meeting of Shareholders For Shareholders of record as of March 13, 2023 TIME: Thursday, May 11, 2023 9:00 AM, Local Time PLACE: Four Points by Sheraton—Dallas/Fort Worth Airport North 1580 Point West Blvd, Coppell, TX 75019 This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Jay Bray and Beth Gormley (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Mr. Cooper Group Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Mr. Cooper Group Inc. Annual Meeting of Shareholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. Election of Directors FOR AGAINST ABSTAIN 1.01 Jay Bray FOR #P2# #P2# #P2# 1.02 Busy Burr FOR #P3# #P3# #P3# 1.03 Roy Guthrie FOR #P4# #P4# #P4# 1.04 Daniela Jorge FOR #P5# #P5# #P5# 1.05 Michael Malone FOR #P6# #P6# #P6# 1.06 Shveta Mujumdar FOR #P7# #P7# #P7# 1.07 Tagar Olson FOR #P8# #P8# #P8# 1.08 Steven Scheiwe FOR #P9# #P9# #P9# FOR AGAINST ABSTAIN 2. To conduct an advisory vote on named executive officer compensation. FOR #P10# #P10# #P10# 3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public FOR accounting firm for the year ending December 31, 2023. #P11# #P11# #P11# 4. The transaction of such other business as may properly come before the meeting. If you plan to attend the meeting, you must email your RSVP to secretary@mrcooper.com. Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date